Exhibit 10.1







                       CREDIT AND GUARANTEE AGREEMENT,


                          DATED AS OF MAY 21, 1998,



                                  BY AND AMONG



                              ANTEC CORPORATION,


                   THE SUBSIDIARY GUARANTORS PARTY HERETO,


                          THE LENDERS PARTY HERETO,


                        BANK OF AMERICA NATIONAL TRUST
                 AND SAVINGS ASSOCIATION, AS COLLATERAL AGENT


                                     AND


                THE BANK OF NEW YORK, AS ADMINISTRATIVE AGENT

                          BNY CAPITAL MARKETS, INC.,
                                 AS ARRANGER

       CREDIT AND GUARANTEE AGREEMENT, dated as of May 21, 1998, by and among ANTEC CORPORATION, a Delaware corporation (the "BORROWER"), the Subsidiary Guarantors (as defined below), the several banks and other parties from time to time parties hereto (the "LENDERS"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BANK OF AMERICA"), as collateral agent (in such capacity, the "COLLATERAL AGENT") and THE BANK OF NEW YORK ("BNY"), as administrative agent for each of the other Credit Parties hereto (in such capacity, the "ADMINISTRATIVE AGENT" and, together with the Collateral Agent, the "AGENTS").


ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION

  1.1. DEFINITIONS

       As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

       "ABR ADVANCES" means the Revolving Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

       "ACCOUNT DEBTOR" means a party that is obligated to the Borrower or a Subsidiary Guarantor on or in respect of a Receivable.

       "ACCOUNTANTS" means Ernst & Young, LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to Required Lenders.

       "ACQUISITION" has the meaning set forth in Section 8.5.

       "ACQUISITION CONSIDERATION" means with respect to any Acquisition, the sum of (i) the cash consideration paid or agreed to be paid in connection therewith, plus (ii) the fair market value of all non-cash consideration paid or agreed to be paid in connection therewith, plus (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred in connection therewith during the fiscal year in which such Acquisition is made.

       "ADDITIONAL PLEDGE AGREEMENT" has the meaning set forth in Section 7.9.

       "ADJUSTED NET CASH PROCEEDS" means, with respect to any Disposition as of any date of determination, the amount equal to the difference between
(i) the Net Cash Proceeds from such Disposition, and (ii) the Reinvested Proceeds in connection with such Disposition.

       "ADVANCE" means an ABR Advance or a Eurodollar Advance.

       "AFFECTED PRINCIPAL AMOUNT" means, in the event that (i) the Borrower shall fail for any reason to borrow or convert after it shall have notified the Administrative Agent of its intent to do so in any instance in which it shall have requested a Eurodollar Advance pursuant to Section 2.2 or 3.3, an amount equal to the principal amount of such Eurodollar Advance; (ii) a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Advance; and (iii) the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Advance so prepaid or repaid.

       "AFFILIATE" means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

       "AGGREGATE REVOLVING COMMITMENT" means, at any time, the sum at such time of the Revolving Commitments of all Lenders.

       "AGGREGATE CREDIT EXPOSURE" means, at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Loans of all Lenders, plus (ii) an amount equal to the Letter of Credit Exposure of all Lenders.


       "AGREEMENT" means this Credit and Guarantee Agreement.

       "ALTERNATE BASE RATE" means on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1% or (ii) the Prime Rate in effect on such date.

       "ANIXTER REPURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of April 2, 1998, between the Borrower and Anixter International, Inc.

       "APPLICABLE MARGIN" means:

     (A) For the period from the Effective Date through and including September 30, 1998, (i) in respect of ABR Advances, 1.00%, (ii) in respect of Eurodollar Advances and Letter of Credit Fees, 2.00%, and (iii) in respect of Commitment
Fees, 0.500%.

     (B) Subject to clause (d) below, after September 30, 1998, at all times during which the applicable Pricing Level set forth below is in effect: (i) with respect to ABR Advances, the percentage set forth below under the heading "ABR Margin" and adjacent to such Pricing Level, (ii) with respect to Eurodollar Advances and Letter of Credit Fees, the percentage set forth below under the heading "Eurodollar and LC Margin" and adjacent to such Pricing Level, and (iii) with respect to the Commitment Fee, the percentage set forth below under the heading "Commitment Fee" and adjacent to such Pricing Level:

                                          Eurodollar
          Pricing  ABR            and LC          Commitment
          Level           Margin  Margin          Fee
          -------         ------  ------          ---
          I               0%              0.875%           0.200%
          II              0%              1.000%           0.250%
          III             0.250%  1.250%          0.300%
          IV              0.500%  1.500%          0.350%
          V               0.750%  1.750%          0.400%
          VI              0.875%  1.875%          0.450%
          VII             1.000%  2.000%          0.500%;


provided, however, that if as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 1998), EBITDA for the Four Quarter Trailing Period is less than $45,000,000, each of the Applicable Margins for ABR Advances, Eurodollar Advances and Letter of Credit Fees set forth in this clause (b) will be increased by 0.375%, such increase to be in effect for the period from the date of delivery of the Compliance Certificate to the Administrative Agent and the Lenders for such fiscal quarter until the fifth day following the delivery of such Compliance Certificate to the Administrative Agent and the Lenders (or if such fifth day is not a Business Day on the immediately preceding Business Day) demonstrating that EBITDA for the Four Quarter Trailing Period is greater than or equal to $45,000,000, such increase to again become applicable if as of the last day of any fiscal quarter thereafter, EBITDA for the Four Quarter Trailing Period ending on such date is less than $45,000,000.

     (C) Subject to clause (d) below after September 30, 1998, the Pricing Level shall be based upon the Compliance Certificate most recently received by the Administrative Agent. Thereafter any changes in the Applicable Margin resulting from a change in the applicable Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(c) and shall become effective on the fifth day following the delivery of such Compliance Certificate to the Administrative Agent and the Lenders (or if such fifth day is not a Business Day on the immediately preceding Business Day).

        (D) Notwithstanding anything to the contrary contained in this definition, if the Borrower shall fail to deliver a Compliance Certificate to the Administrative Agent on or prior to any date required hereby, Pricing Level VII shall be in effect from and including such date to the fifth day following the delivery of such Compliance Certificate to the Administrative Agent and the Lenders (or if such fifth day is not a Business Day on the immediately preceding Business Day).

     "APPLICABLE PROCEEDS" means any and all proceeds of casualty insurance or condemnation held by the Administrative Agent pursuant to the Loan Documents in connection with a casualty or condemnation event for which the conditions for use thereof by the Borrower or any Subsidiary, as set forth in the Loan Documents, shall not have been satisfied.

     "ARRIS" means Arris Interactive, L.L.C. (formerly Products Venture, L.L.C.), a joint venture of the Borrower and Nortel in which the Borrower holds a 25% equity interest on the Effective Date.

     "ARRIS LOAN DOCUMENTS" means, collectively (i) the Secured Loan Agreement, dated as of November 17, 1995, among Nortel, the Borrower and Arris, (ii) the Pledge Agreement, dated as of November 17, 1995, between Nortel and the Borrower, (iii) the Security Agreement, dated as of November 17, 1995, between Nortel and Arris, (iv) and all other agreements, instruments and documents executed or delivered in connection therewith.

     "ARRIS OBLIGATIONS" means the obligations of the Borrower under the Arris Loan Documents to participate (in an aggregate amount not in excess of $10,000,000) in loans made by Nortel to Arris.

     "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an assignment and acceptance agreement substantially in the form of Exhibit F.

     "BOARD OF GOVERNORS" means the Board of Governors of the Federal Reserve System of the United States.

     "BORROWER OBLIGATIONS" means, collectively, all of the obligations and liabilities of the Borrower under the Loan Documents (including Reimbursement Obligations), in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 9.1(h) or (i) and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

     "BORROWING BASE AMOUNT" means, on any date of determination, an amount equal to the sum of (i) 85% of Eligible Receivables and (ii) 60% of Eligible Inventory, provided, however, that at no time shall the amount of Eligible Inventory included in the Borrowing Base Amount exceed an amount equal to 50% of the Aggregate Credit Exposure (after giving effect to any Extensions of Credit and prepayments made on such date).

     "BORROWING BASE CERTIFICATE" means a certificate substantially in the form of Exhibit I.

     "BORROWING DATE" means any Business Day on which (i) the Lenders make Revolving Loans or (ii) the Issuer issues a Letter of Credit.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to be closed, provided that when used in connection with a Eurodollar Advance, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP during such period for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance).

     "CAPITAL LEASE OBLIGATIONS" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, (a) which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, or (b) which lease does not qualify as a Tax Operating Lease. For purposes of this definition, "TAX OPERATING LEASE" means any "synthetic lease", and any other lease (i) that is treated as a lease for purposes of the Code, and (ii) the lessor under which is treated as the owner of the assets subject to the lease for purposes of the Code.

     "CAPITAL STOCK" means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

     "CASH COLLATERAL" has the meaning set forth in Section 2.7.

     "CASH COLLATERAL ACCOUNT" has the meaning set forth in Section 2.7.

     "CASH EQUIVALENTS" means Dollar denominated investments in (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit and bankers acceptances maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank having a combined capital surplus and undivided profits of not less than $100,000,000 and whose (or whose parent company's) unsecured non-credit supported short-term debt or commercial paper rating at the time of such acquisition (x) from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto ("S&P") is at least A-1, or the equivalent thereof, or (y) from Moody's Investors Service, Inc. or any successor thereto ("MOODY'S") is at least P-1, or the equivalent thereof,
(iii) commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition (x) from S&P is at least A-1, or the equivalent thereof, or (y) from Moody's is at least P-1, or the equivalent thereof, (iv) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (v) normal business banking accounts, and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through
(iv) above.

     "CHANGE IN LAW" means (i) the adoption of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

     "CHANGE OF CONTROL" means the occurrence of any of the following events:

           (A) any person or group shall have become the beneficial owner of voting shares entitled to exercise more than 25% of the total voting power of all outstanding voting shares of the Borrower (including any voting shares which are not then outstanding of which such person or group is deemed the beneficial owner);

           (B) a change in the composition of the Managing Person of the Borrower shall have occurred in which the individuals who constituted the Managing Person of the Borrower at the beginning of the two year period immediately preceding such change (together with any other director whose election by the Managing Person of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office; or

           (C) a "change of control", as such term is defined in the Subordinated Indenture, and any similar circumstance which, under the documentation evidencing or governing any Indebtedness of the Borrower of $15,000,000 or more, results in an obligation of the Borrower to prepay, purchase, offer to purchase, redeem or defease such Indebtedness.

     For purposes of this definition, (i) the terms "person" and "group" shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, (ii) the term "beneficial owner" shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, and (iii) the term "voting shares" shall mean all outstanding shares of any class or classes (however designated) of Capital Stock of the Borrower entitled to vote generally in the election of members of the Managing Person thereof.

     "CODE" means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

     "COLLATERAL" means any and all "Collateral", as defined in any Security Document.

     "COMMITMENT FEE" has the meaning set forth in Section 3.2(a).

     "COMMITMENT PERCENTAGE" means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect), and (ii) the denominator of which is sum of the Revolving Commitments of all Lenders on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect).

     "COMMITMENTS" means, collectively, the Revolving Commitments and the Letter of

Credit Commitment, each, a "COMMITMENT".

     "COMMITMENT TERMINATION DATE" means May 21, 2002, or such earlier date upon which either the Revolving Commitments shall terminate or the Aggregate Revolving Commitment shall otherwise equal zero.

     "COMPLIANCE CERTIFICATE" has the meaning set forth in Section 7.1(c).

     "CONVERSION DATE" means the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

     "CREDIT EXPOSURE" means, with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender's Revolving Loans, plus (ii) such Lender's Letter of Credit Exposure.

     "CREDIT PARTY" means the Administrative Agent, the Issuer, the Collateral Agent or a Lender, as the case may be.

     "CREDIT REQUEST" means a request for Revolving Loans or a Letter of Credit substantially in the form of Exhibit B.

     "CUSTOMARY LIEN" means any of the following: (i) any Lien imposed by law for Taxes that are not yet due or are being contested in compliance with
Section 7.4, provided that enforcement of such Lien is stayed pending such contest; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 7.4, provided that enforcement of each such Lien is stayed pending such contest; (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (iv) deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (v) judgment liens in respect of judgments that would not cause an Event of Default under Section 9.1(j); (vi) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and (vii) Liens created under the Loan Documents.

     "DEFAULT" means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

     "DISPOSITION" has the meaning set forth in Section 8.6.

     "DISQUALIFIED STOCK" means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of certain events shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.7 of this Agreement.

     "DOLLARS" and "$" mean lawful currency of the United States of America.

     "DOMESTIC SUBSIDIARY" means any Subsidiary that is not a Foreign
Subsidiary.

     "EBITA" means, for any period, an amount equal to (i) net income of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, plus (ii) the sum of, without duplication, each of the following with respect to the Borrower and its Subsidiaries to the extent utilized in determining such net income for such period, (a) interest expense,
(b) income tax expense, (c) amortization, and (d) extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, minus (iii) the sum of, without duplication, each of the following with respect to the Borrower and its Subsidiaries, to the extent utilized in determining such net income for such period: (a) interest income, (b) income tax benefits and (c) extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business; provided, however, that, notwithstanding anything to the contrary contained herein, such amount shall be subject to such adjustments (including adjustments with respect to specific items referred to in clauses (i), (ii) and (iii) of this definition) as the Borrower may request and the Administrative Agent, with the consent of Required Lenders, shall approve.

     "EBITDA" means, for any period, an amount equal to EBITA for such period plus depreciation and other non-cash charges to the extent utilized in determining such EBITA for such period.

     "EFFECTIVE DATE" means the date on which the conditions set forth in
Article 5 have
been satisfied (or waived in accordance with Section 11.1).

     "ELIGIBLE INSTITUTION" means (i) any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension fund acceptable to the Administrative Agent, (ii) any Lender or any Affiliate or Subsidiary thereof, or (iii) any commercial bank, trust company or banking association having undivided capital surplus and retained earnings exceeding $100,000,000.

     "ELIGIBLE INVENTORY" means Inventory which is held for sale or lease or furnished under any contract of service by the Borrower or any Subsidiary Guarantor and which is at all times and shall continue to be acceptable to the Agents in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time (upon notice to the Lenders) by the Agents in their reasonable credit judgment, provided, however, in general and without limiting the foregoing, the following Inventory shall not be Eligible Inventory:

        (A) Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the business of the Borrower or such Subsidiary Guarantor, as the case may be;

        (B) Inventory which the Agents determine, in the exercise of reasonable discretion and in accordance with their customary business practices, to be unacceptable due to age, type, category and/or quantity;

        (C) Inventory which is not located on the Borrower's or such Subsidiary Guarantor's, as the case may be, owned or leased premises in the United States; and

        (D) Inventory which is not subject to a perfected first priority security interest in favor of the Administrative Agent.

     "ELIGIBLE RECEIVABLE" means a Receivable payable in Dollars which is a good and valid account representing an undisputed bona fide indebtedness incurred by an Account Debtor for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the stated terms of goods sold or services rendered and which is and at all times shall continue to be acceptable to the Agents in all respects in accordance with their reasonable credit judgment. Standards of eligibility may be established and revised from time to time (upon notice to the Lenders) by the Agents in their reasonable credit judgment, provided, however, in general and without limiting the foregoing, the following Receivables shall not be Eligible
Receivables:

     (A) Receivables which remain unpaid ninety (90) days after the original date of the applicable invoice;

     (B) Receivables owing by a single Account Debtor if 50% of the balance owing by such Account Debtor remains unpaid 90 days after the original date of the applicable invoice;

     (C) Receivables with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of the Borrower or such Subsidiary Guarantor, as applicable (other than Telecommunications, Inc. and its Subsidiaries);

     (D) Receivables with respect to which the Account Debtor is not a resident of the United States unless (i) such Account Debtor has supplied the Borrower or such Subsidiary Guarantor, as applicable, with an irrevocable letter of credit, issued by a financial institution satisfactory to the Agents, sufficient to cover such Receivable, in form and substance satisfactory to the Agents or (ii) the Borrower has requested the inclusion of such a Receivable and has provided the Agents with a description of such Receivable and such other information with respect thereto as the Agents shall reasonably request, and the Agents and Required Lenders shall have consented to such inclusion;

     (E) Receivables with respect to which the Account Debtor has (i) disputed such Receivable or asserted a counterclaim or any other claim or defense or
(ii) a right of setoff, but only to the extent of such counterclaim or setoff;

     (F) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee;

     (G) Receivables with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis;

     (H) Receivables not subject to a fully perfected first priority security interest in favor of the Credit Parties or subject to any security interest or Lien in favor of any Person other than the Lien of the Credit Parties;

     (I) Receivables, the Account Debtor of which is a Governmental Authority;

        (J) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms;

        (K) Receivables with respect to which the Borrower or pertinent Subsidiary Guarantor has not yet shipped the applicable goods or performed the applicable service; and

        (L) Receivables which the Agents, exercising reasonable discretion, have determined to be unacceptable.

     "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.7.

     "EQUITY ISSUANCE" means the issuance of any equity securities or the receipt of any capital contribution, in each case by the Borrower, other than
(i) any issuance of equity securities to, or receipt of any such capital contribution from, the Borrower, (ii) the issuance of stock in connection with an Acquisition, (iii) the issuance of common stock pursuant to a stock option plan, an employee stock purchase plan, or for executive compensation, in either case in the ordinary course of business or (iv) the issuance of common stock in connection with a conversion of Subordinated Notes pursuant to the conversion provisions thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

     "ERISA AFFILIATE" means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any Subsidiary is a member.

     "ERISA EVENT" means (i) a "reportable event", as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (ii) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "EURODOLLAR ADVANCES" means, collectively, the Revolving Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

     "EURODOLLAR RATE" means, with respect each Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

        (A) the average (rounded upward, if necessary, to the next 1/16th of 1%) of the respective rates per annum as reported by each Reference Lender to the Administrative Agent, as quoted by such Reference Lender to leading banks in the interbank eurodollar market as the rate at which such Reference Lender is offering Dollar deposits in immediately available funds in an amount equal approximately to the Eurodollar Advance of such Reference Lender to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. London time, two Business Days prior to the first day of such Interest Period, by

        (B) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors and any other banking authority to which BNY and other major money center banks chartered under the laws of the United States or any State thereof are subject, in respect of eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D) without benefit of credit for proration, exceptions or offsets which may be available from time to time to BNY.

     "EVENT OF DEFAULT" has the meaning set forth in Section 9.1.

     "EVOLVE" means Evolve, Inc., a manufacturer of a remote control unit for televisions.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

     "EXCLUDED TAX" means as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person's principal office is located, (iv) in the case of each Credit Party, any jurisdiction in which such Credit Party is deemed to be doing business, (v) in the case of any Foreign Credit Party, any withholding tax that is imposed on amounts payable to such Foreign Credit Party at the time such Foreign Credit Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Credit Party's failure to comply with Section 3.7(c), except to the extent that such Foreign Credit Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7; which Tax (a) is any income tax or franchise tax imposed on all or part of the net income or net profits of such Person or (b) represents interest, fees or penalties for payment of any such income tax or franchise tax.

     "EXISTING HEDGING AGREEMENTS" means, collectively, (i) the ISDA Master Agreement, dated June 1, 1995, entered into by the Borrower and Bank of America, and (ii) the ISDA Master Agreement, dated May 31, 1995, entered into by the Borrower and The Chase Manhattan Bank (formerly, Chemical Bank).

     "EXTENSIONS OF CREDIT" means, collectively, the Revolving Loans, the Letters of Credit and any participations therein pursuant to Section 2.5(c).

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

     "FEDERAL RESERVE FORM" means a FR Form U-1 or FR Form G-3, as applicable, duly completed by the Administrative Agent and executed by the Borrower, the statements made in which shall be such, in the reasonable opinion of the Administrative Agent, as to permit the transactions contemplated hereby in accordance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

     "FEES" has the meaning set forth in Section 2.6(a).

     "FINANCIAL OFFICER" means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

     "FIXED CHARGE COVERAGE RATIO" means, at any date of determination, the ratio of (i) the sum of (x) EBITA plus (y) Rent Expense to (ii) the sum of (x) interest expense of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP (including the interest component of Capital Lease Obligations) plus (y) Rent Expense, in each case for Four Quarter Trailing Period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarter ending June 30, 1998, EBITA shall be increased by the amount (not in excess of $12,000,000) of the restructuring charge taken by the Borrower for the fiscal quarter ending March 31, 1998.

     "FOREIGN CREDIT PARTY" means any Credit Party that is organized under the laws of a jurisdiction other than the United States or any State thereof.

     "FOREIGN SUBSIDIARY" means any Subsidiary that is a "controlled foreign corporation" within the meaning of Section 957 of the Code.

     "FOUR QUARTER TRAILING PERIOD" means, at any date of determination, the period of the four fiscal quarters ending on such date, or, if such date is not the last day of a fiscal quarter, the period of the most immediately completed four fiscal quarters.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

     "GUARANTEE" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a "primary obligation") of any other Person (a "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect (i) to purchase any primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation,
(iv) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (v) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property, provided, however, that the term "Guarantee" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

     "GUARANTEE SUPPLEMENT" means a Guarantee Supplement in the form of Exhibit H hereto.

     "GUARANTOR OBLIGATIONS" means, with respect to each Subsidiary Guarantor, all of the obligations and liabilities of such Subsidiary Guarantor under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

     "HEDGING AGREEMENT" means any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate fluctuations.

     "INDEBTEDNESS" means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money,
(ii) indebtedness in respect of the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement,
(v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) liabilities secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof, (vii) Capital Lease Obligations, (viii) all obligations of such Person in respect of Disqualified Stock, and (x) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such

Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "INDEMNIFIED TAX" means as to any Person, any Tax, except (i) an Excluded Tax imposed on such Person and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.

     "INSOLVENT" means, with respect to any Person, (a) the sum of the assets, at a fair valuation, of such Person does not exceed its debts, (b) such Person has incurred debts beyond its ability to pay such debts as such debts mature,
(c) such Person believes that, in the ordinary course of its business during the reasonably foreseeable future, it will incur debts beyond its ability to pay such debts as such debts mature, and (d) such Person has insufficient capital with which to conduct its business. For purposes of this definition only, "debt" means any liability on a claim, and "claim" means any (i) right to payment, whether such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, liquidated or unliquidated.

     "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, trade secrets, confidential or proprietary technical and business information and other similar property and all licenses related thereto.

     "INTEREST PERIOD" means, as to each Eurodollar Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one, two, three or six months thereafter, as selected by the Borrower in its Credit Request or Notice of Conversion.

     "INVENTORY" means inventory of the Borrower or any Subsidiary Guarantor consisting of first quality finished products held for sale to customers in the ordinary course of business, valued at the lower of average cost or market value which approximates a first-in-first-out basis.

     "INVESTMENTS" has the meaning set forth in Section in Section 8.4.

     "ISSUER" means The First National Bank of Chicago and its successors and assigns.

     "LETTER OF CREDIT" has the meaning set forth in Section 2.5.

     "LETTER OF CREDIT FEES" has the meaning set forth in Section 3.2(b).

     "LETTER OF CREDIT COMMITMENT" means the commitment of the Issuer to issue Letters of Credit having an aggregate outstanding face amount up to $5,000,000.

     "LETTER OF CREDIT EXPOSURE" means in respect of any Lender at any time, an amount equal to (i) the sum (without duplication) at such time of (x) the aggregate undrawn face amount of the outstanding Letters of Credit, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (z) the aggregate unpaid Reimbursement Obligations, multiplied by (ii) such Lender's Commitment Percentage at such time.

     "LIEN" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

     "LINE OF BUSINESS" means the manufacture and distribution of telecommunications and cable products and any business reasonably similar, complimentary, ancillary or related thereto.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Security Documents, each Secured Hedging Agreement and all other agreements, instruments and documents executed or delivered in connection herewith.

     "LOAN PARTIES" means, collectively, the Borrower, and each Subsidiary Guarantor.

     "MANAGING PERSON" means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

     "MARGIN STOCK" has the meaning set forth in Regulation U.

     "MATERIAL ADVERSE" means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the business, assets, operations, prospects or condition, financial or otherwise, of (x) the Borrower or (y) the Borrower and the Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (iii) the rights of, or benefits available to, the Credit Parties under the Loan Documents, (iv) the legality or enforceability of any Loan Document or (v) the perfection or priority of any Lien granted under any of the Security Documents.

     "MATERIAL AGREEMENTS" means, collectively, (i) the Anixter Repurchase Agreement, (ii) the Bill of Sale and General Conveyance and Assumption of Liabilities, dated as of June 1, 1993, between Anixter Bros., Inc. and the Borrower, (iii) the Tax Allocation Agreement, dated as of July 16, 1993, between Itel Corporation, the Borrower and certain of its Subsidiaries, (iv) the Limited Liability Company Agreement of Products Venture L.L.C. (now Arris),
(v) the Products Distributor Agreement, dated November 15, 1995, between Products Venture L.L.C. and the Borrower, and (vi) the Agreement, dated February 27, 1998, among Nortel, the Borrower and Arris.

     "MATERIAL FOREIGN SUBSIDIARY" means a Foreign Subsidiary as to which any of the following tests are or have at any time on or after the Effective Date been met: (i) the Borrower's and the other Subsidiaries' investments in and advances to such Foreign Subsidiary are greater than or equal to 5% of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower, (ii) such Foreign Subsidiary's proportionate share of the total assets (after intercompany eliminations) of the Borrower and the Subsidiaries on a consolidated basis is greater than or equal to 5% of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower, or
(iii) the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary is greater than or equal to 5% of such income of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower.

     "MATERIAL LIABILITIES" means, on any date, with respect to the Borrower, any Subsidiary, or any combination thereof: (i) Indebtedness (other than Indebtedness under the Loan Documents), (ii) the net termination obligations in respect of one or more Hedging Agreements (calculated as if such Hedging Agreements were terminated as of such date), and (iii) other liabilities, in each case whether as principal, guarantor, surety or other obligor, in an aggregate principal amount exceeding $500,000.

     "MATURITY DATE" means May 21, 2002, or such earlier date on which the Notes shall become due and payable, whether by acceleration or otherwise.

     "MEXICAN SUBSIDIARY" means Texscan de Mexico, S.A. de C.V.

     "MINIMUM AMOUNT" means in respect of (i) ABR Advances, $1,000,000 or such amount plus a whole multiple of $500,000 in excess thereof, and (ii) Eurodollar Advances, $2,500,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

     "MORTGAGE" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, as the case may be. Each Mortgage shall be satisfactory in form and substance to the

Administrative Agent.

     "MORTGAGE DOCUMENT" has the meaning set forth in Section 7.11.

     "MORTGAGED PROPERTY" means each parcel of real property and improvements thereto owned or leased by a Loan Party with respect to which a Mortgage is granted pursuant to Section 7.11.

     "MULTIEMPLOYER PLAN" means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "NET CASH PROCEEDS" means, cash proceeds received from a Disposition, an Equity Issuance, a casualty loss or a condemnation after deduction of taxes payable in cash in connection therewith and net of reasonable transaction expenses.

     "NET WORTH" means on any date of determination, all amounts which would, in conformity with GAAP, be included under "shareholders' equity" (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries as at such date.

     "NON-GUARANTOR SUBSIDIARY" at any time, any Subsidiary that is not a Subsidiary Guarantor at such time.

     "NORTEL" means Northern Telecom Inc.

     "NOTES" means with respect to each Lender in respect of such Lender's Revolving Loans, a promissory note, substantially in the form of Exhibit A, payable to the order of such Lender, each such promissory note having been made by the Borrower and dated the Effective Date, including all replacements thereof and substitutions therefor.

     "NOTICE OF CONVERSION" has the meaning set forth in Section 3.3(a).

     "OBLIGATIONS means, collectively, the Borrower Obligations and the Guarantor Obligations.

     "ORGANIZATIONAL DOCUMENTS" means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

     "OTHER TAXES" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

     "PAYMENT OFFICE" means the office of the Administrative Agent set forth in
Section 11.2(b).

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

     "PENSION PLAN" means, at any date of determination, any employee pension benefit plan (other than a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

     "PERFECTION CERTIFICATE" means a certificate in the form of Annex A to the Security Agreement or any other form approved by the Administrative Agent.

     "PERMITTED LIENS" has the meaning set forth in Section 8.2.

     "PERMITTED TRANSACTION AMOUNT" means, for any period, an amount equal to the sum without duplication of the following paid during such period: the aggregate fair market value of all consideration paid by the Borrower or any Subsidiary in connection with any one or more of the following (including in the case of an Acquisition, the Acquisition Consideration therefor): (i) each sale, assignment, lease, transfer or other disposition permitted by Section 8.6(b) (including each merger permitted by Section 8.3(b) which shall be treated as such), (ii) each Acquisition permitted by Section 8.5(b) (including each merger permitted by Section 8.3(b) which shall be treated as such) or
Section 8.5(c), (iii) each Investment permitted by Section 8.4(c) or (e), and
(iv) each Restricted Payment permitted by Section 8.7(c). For purposes of this definition, any transaction or other event described in clauses (i), (ii),
(iii) or (iv) of the definition that is between the Borrower and any Subsidiary or any two or more Subsidiaries, shall count only once.

     "PERMITTED TRANSACTION ANNUAL LIMITATION" means, in respect of any fiscal year, (i) from the Effective Date until the Fixed Charge Coverage Ratio has been maintained at greater than or equal to 2.00:1.00 for two consecutive fiscal quarters, an amount equal to the greater of (x) $5,000,000 and (y) the Arris Obligations for such fiscal year; and (ii) thereafter for so long as the Fixed Charge Coverage Ratio is greater than or equal to 2.00:1.00 as of the last day of a fiscal quarter, an amount equal to $15,000,000, it being understood that if as of the last day of any fiscal quarter, the Fixed Charge Coverage Ratio is less than 2.00:1.00, the dollar limitation set forth in clause (i) will again apply until such time as the Fixed Charge Coverage Ratio has been maintained at greater than or equal to 2.00:1.00 for two consecutive fiscal quarters.
Notwithstanding the foregoing, if during a fiscal year a decrease in the Permitted Transaction Annual Limitation becomes effective:

           (A) if the amount of the Permitted Transaction Annual Limitation utilized by the Borrower on or before the effectiveness of such decrease is less than the amount of the Permitted Transaction Annual Limitation as so decreased, the Permitted Transaction Annual Limitation for the balance of such fiscal year shall be an amount equal to the amount of the Permitted Transaction Annual Limitation as so decreased minus the amount of the Permitted Transaction Annual Limitation utilized by the Borrower on or before the effectiveness of such decrease, and

           (B) if the amount of the Permitted Transaction Annual Limitation utilized by the Borrower on or before the effectiveness of the decrease equals or exceeds the amount of the Permitted Transaction Annual Limitation as so decreased, (1) the Permitted Transaction Annual Limitation for the balance of such fiscal year shall be zero and (2) such excess shall be deemed a utilization of the Permitted Transaction Annual Limitation in each succeeding fiscal year until such excess shall have been fully utilized.

     "PERMITTED TRANSACTION AGGREGATE LIMITATION" means, for the period from the Effective Date through the Maturity Date, $35,000,000.

     "PERSON" means a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

     "PRICING LEVEL" means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V, Pricing Level VI or Pricing Level VII, as applicable.

     "PRICING LEVEL I" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 3.50:1.00.

     "PRICING LEVEL II" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 3.00:1.00 but less than or equal to 3.50:1.00.

     "PRICING LEVEL III" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00.

     "PRICING LEVEL IV" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 2.00:1.00 but less than or equal to 2.50:1.00.

     "PRICING LEVEL V" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 1.50:1.00 but less than or equal to 2.00:1.00.

     "PRICING LEVEL VI" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is greater than 1.25:1.00 but less than or equal to 1.50:1.00.

     "PRICING LEVEL VII" means the applicable Pricing Level at any time when the Fixed Charge Coverage Ratio is less than or equal to 1.25:1.00.

     "PRIME RATE" means the rate of interest per annum publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

     "RECEIVABLE" means the right to payment arising as a result of, or in connection with, a sale of Inventory or the performance of services by, and in the ordinary course of business of, the Borrower or any Subsidiary Guarantor.

     "REFERENCE LENDERS" means, collectively, BNY and Bank of America.

     "REGULATION D, T, U AND X" means Regulations D, T, U and X, respectively, of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "REIMBURSEMENT OBLIGATION" means, collectively, the obligation of the Borrower to the Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of the Borrower to reimburse the Issuer for amounts drawn under such Letter of Credit.

     "REINVESTED PROCEEDS" means, with respect to any Disposition as of any date of determination, the amount of Net Cash Proceeds from such Disposition that is used by the Borrower or any Subsidiary to acquire, during the Reinvestment Period with respect to such Disposition, property that is to be used in the Line of Business.

     "REINVESTMENT PERIOD" means the period beginning on the date that proceeds from a Disposition are received by the Borrower or any Subsidiary, as the case may be, and ending on the earlier of (i) 365 days after the receipt of such proceeds, and (ii) the occurrence of an Event of Default.

     "RELATED PARTIES" means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "REMAINING INTEREST PERIOD" means, in the event that (i) the Borrower shall fail for any reason to borrow a Revolving Loan in respect of which it shall have requested a Eurodollar Advance or convert an Advance to a Eurodollar Advance after it shall have notified the Administrative Agent of its intent to do so pursuant to Section 2.2 or 3.3, a period equal to the Interest Period that the Borrower elected in respect of such Eurodollar Advance; (ii) a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or
(iii) the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

     "RENT EXPENSE" means, for any period, the aggregate rental expense (including any contingent or percentage rental expense) of the Borrower and the Subsidiaries on a consolidated basis paid or accrued during such period in respect of all rent obligations under all operating leases for real or personal property.

     "REQUIRED LENDERS" means, at any time, one or more Lenders having the sum of unused Revolving Commitments and Credit Exposures greater than or equal to 51% of the sum of the unused Aggregate Revolving Commitment and the Aggregate Credit Exposure.

     "RESTRICTED PAYMENT" has the meaning set forth in Section 8.7.

     "REVOLVING COMMITMENT" means, in respect of any Lender, the maximum amount of such Lender's Credit Exposure as set forth on the signature page of such Lender adjacent to the heading "Revolving Commitment" or in an Assignment and Acceptance Agreement or other document pursuant to which it became a Lender, as such amount may be adjusted from time to time in accordance herewith.

     "REVOLVING LOAN" and "REVOLVING LOANS" have the meaning set forth in
Section 2.1.

     "SALE AND LEASEBACK TRANSACTION" has the meaning set forth in Section 8.9.

     "SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     "SECURED HEDGING AGREEMENT" means, collectively, (i) the Existing Hedging Agreements and (ii) any Hedging Agreement entered into by the Borrower with a counterparty that was a Lender (or an Affiliate thereof) at the time such Hedging Agreement was entered into.

     "SECURED PARTIES" has the meaning set forth in the Security Agreement.

     "SECURITY AGREEMENT" means the Security Agreement, by and among the Loan Parties party thereto and the Administrative Agent, substantially in the form of Exhibit G.

     "SECURITY DOCUMENTS" means, collectively, (i) upon the execution and delivery thereof, the Security Agreement and each Mortgage Document, (ii) each Additional Pledge Agreement, if any, executed and delivered pursuant to Section 7.9(b) and 7.14, and (iii) all other instruments and documents delivered pursuant to Section 7.9, 7.10 or 7.11 to secure any of the Obligations.

     "SPECIAL COUNSEL" means Emmet, Marvin & Martin, LLP, as, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent hereunder.

     "STOCK RETIREMENT RESOLUTIONS" has the meaning set forth in Section
5.1(a).

     "SUBSIDIARY" means, with respect to any Person (the "parent") at any date, any other Person (i) the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "SUBSIDIARY GUARANTOR" means each Subsidiary party to this Agreement.

     "SUBORDINATED INDENTURE" means the Indenture, dated as of May 8, 1998, between the Borrower and The Bank of New York, as Trustee, pursuant to which the Subordinated Notes were issued.

     "SUBORDINATED NOTES" means the 4 1/2% Convertible Subordinated Notes, due 2003, issued by the Borrower pursuant to the Subordinated Indenture.

     "TAX" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

     "TEXSCAN" means Texscan Corporation, a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

     "TOTAL DEBT" means, on any date of determination, the aggregate amount of all indebtedness for borrowed money and Capital Lease Obligations of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "TOTAL PERCENTAGE" means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the sum of the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, such Lender's Credit Exposure on such date), and (ii) the denominator of which is the Aggregate Revolving Commitment on such date (or, if there are no Revolving Commitments on such date, the Aggregate Credit Exposure on such date).

     "TRANSACTIONS" means, collectively, the transactions contemplated by the Loan Documents and the Subordinated Indenture.

     "UNCONSOLIDATED INVESTMENT" means, as of any date, any investment made by the Borrower or any Subsidiary in any other Person that, pursuant to GAAP as in effect on such date, would not be consolidated with the Borrower for financial reporting purposes immediately after giving effect to such investment.

     "UNITED STATES" means the United States of America.

     "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

     "WITHDRAWAL LIABILITY" means, with respect to any Person, liability of such Person to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      1.2. ACCOUNTING TERMS

           As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Credit Parties and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

      1.3. RULES OF INTERPRETATION

           (A) Unless expressly provided in a Loan Document to the contrary,
(i) the words "hereof", "herein", "hereto" and "hereunder" and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) section, subsection, schedule and exhibit references contained therein shall refer to section, subsection, schedule and exhibit thereof or thereto, (iii) the words "include" and "including", shall mean that the same shall be "included, without limitation",
(iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (v) any reference herein to any Person shall be construed to include such Person's successors and assigns, (vi) the words "asset" and "property" shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York, (ix) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding", and (x) references therein to a fiscal period shall refer to that fiscal period of the Borrower.

           (B) Article and Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

ARTICLE 2. AMOUNT AND TERMS OF EXTENSIONS OF CREDIT

      2.1. REVOLVING LOANS

          Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (each a "REVOLVING LOAN" and, as the context may require, collectively with all other Revolving Loans of such Lender and with the Revolving Loans of all other Lenders, the "REVOLVING LOANS") to the Borrower from time to time on any Business Day during the period from the Effective Date to the Commitment Termination Date, provided that after giving effect thereto (i) such Lender's Credit Exposure would not exceed such Lender's Revolving Commitment, and (ii) the Aggregate Credit Exposure would not exceed the lesser of (x) Aggregate Revolving Commitment and (y) the Borrowing Base Amount. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Commitments, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Revolving Loan shall be due and payable on the Maturity Date.

     2.2. PROCEDURE FOR BORROWING

          (A) CREDIT REQUEST. To request a Revolving Loan, the Borrower shall notify the Administrative Agent by the delivery of a Credit Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), no later than 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 11:00 a.m., on the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the Revolving Loan is to consist of one or more Eurodollar Advances, the amount and length of the Interest Period for each Eurodollar Advance. The amount of each (i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to, or continued as, a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount and (ii) each ABR Advance made on each Borrowing Date shall equal the Minimum Amount or, if less, the unused portion of the Aggregate Revolving Commitment.

          (B) FUNDING BY LENDERS. Upon receipt of each Credit Request, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of the requested Revolving Loans available to the Administrative Agent for the account of the Borrower at the Payment Office not later than 1:00 p.m. on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the Administrative Agent at the Payment Office by crediting the account of the Borrower on the books of the Administrative Agent at such office with the aggregate of said amounts (in like funds) received by the Administrative Agent.

          (C) FAILURE TO FUND. Unless the Administrative Agent shall have received notice prior to a proposed Borrowing Date (or, in the case of a borrowing of ABR Advances, prior to 1:00 p.m. on such Borrowing Date) from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's share of the requested Revolving Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section and, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the interest rate otherwise applicable to such Revolving Loan, and, in the case of such Lender, at a rate of interest per annum equal to the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rates on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan as part of the relevant borrowing for purposes of this Agreement. The failure of any Lender to provide such Lender's share of the requested Loans shall not relieve any other Lender of its obligations hereunder to provide its share of the requested Revolving Loans.

     2.3. TERMINATION AND REDUCTION OF REVOLVING COMMITMENTS

          (A) VOLUNTARY TERMINATION OR REDUCTIONS. The Borrower may, upon at least three Business Days' prior written notice to the Administrative Agent,
(A) at any time when the Aggregate Credit Exposure shall be zero, terminate all of the Commitments, and (B) at any time and from time to time when the Aggregate Revolving Commitment shall exceed the Aggregate Credit Exposure (after giving effect to any contemporaneous payment or payment of Revolving Loans or Reimbursement Obligations), permanently reduce the Aggregate Revolving Commitment by a sum not greater than the amount of such excess, provided, however, that each such partial reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof. Upon receipt of each notice of a termination or reduction of the Commitments under this Section 2.3(a), the Administrative Agent shall promptly notify each Lender thereof.

          (B) OTHER MANDATORY REDUCTIONS. The Aggregate Revolving Commitment shall be permanently reduced at the times and in the amounts required by Section 2.4(b).

          (C) REDUCTIONS OF LETTER OF CREDIT COMMITMENT. The Letter of Credit Commitment shall not be reduced until such time as the Aggregate Revolving Commitment shall equal such Letter of Credit Commitment, and thereafter shall in each case be reduced, automatically, by a sum equal to the amount of each such reduction in the Aggregate Revolving Commitment.

          (D) REDUCTIONS IN GENERAL. Each reduction of the Aggregate Revolving Commitment shall be made by reducing each Lender's Revolving Commitment by an amount equal to such Lender's Commitment Percentage of such reduction. Simultaneously with each reduction of the Aggregate Revolving Commitment, the Borrower shall pay the Commitment Fee accrued on the amount by which the Aggregate Revolving Commitment has been reduced.

     2.4. PREPAYMENTS OF THE REVOLVING LOANS

          (A) VOLUNTARY PREPAYMENTS. The Borrower shall have the right at any time and from time to time to prepay all or any portion of the Revolving Loans without premium or penalty (but subject to Section 3.5), by delivering to the Administrative Agent an irrevocable written notice thereof no later than 11:00 a.m. on the proposed prepayment date, in the case of Revolving Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Revolving Loans consisting of Eurodollar Advances, specifying whether the Revolving Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Revolving Loans pursuant to this subsection shall be in an amount equal to the Minimum Amount, or, if less, the outstanding principal balance of the Revolving Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall equal or exceed (subject to Section 3.3) the Minimum Amount.

          (B) MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS RELATING TO DISPOSITIONS, EQUITY ISSUANCES AND THE RECEIPT OF APPLICABLE PROCEEDS. On or before each date set forth below, the Aggregate Revolving Commitment shall be permanently reduced and the Borrower shall prepay the aggregate unpaid principal amount of the Revolving Loans and make deposits into the Cash Collateral Account in the amounts set forth below and applicable to the date specified:

           (I) on the last day of the Reinvestment Period for each Disposition described in Section 8.6(c), by an amount equal to 100% of the Adjusted Net Cash Proceeds with respect to such Disposition,

           (II) upon receipt by the Borrower of Net Cash Proceeds attributable to any Equity Issuance, by an amount equal to 100% of such Net Cash Proceeds, and

           (III) in an amount equal to all Applicable Proceeds (A) in excess of amounts used to replace or repair any properties or (B) which are not used or designated to replace or repair properties within six months after receipt thereof, provided that the Borrower or the applicable Subsidiary Guarantor shall have commenced the restoration or replacement process (including the making of appropriate filings and requests for approval) within 45 days after such casualty or after the receipt of any such condemnation proceeds, as the case may be, and diligently pursues the same through completion, provided, however, that if on the date of such a reduction of the Aggregate Revolving Commitment, the Aggregate Credit Exposure exceeds the Aggregate Revolving Commitment after giving effect to such reduction and, if the Revolving Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrower shall deposit into the Cash Collateral Account an amount in cash which would cause the balance on deposit in the Cash Collateral Account to equal or exceed the Letter of Credit Exposure of all Lenders.

        (C) MANDATORY BORROWING BASE PREPAYMENT OF REVOLVING LOANS. If on any day the Aggregate Credit Exposure exceeds the Borrowing Base Amount, the Borrower shall, within one Business Day of such day, prepay the Revolving Loans in an amount equal to the lesser of (i) such excess and (ii) the Aggregate Credit Exposure. Until such excess has been prepaid, the Borrower shall not be entitled to borrow additional Revolving Loans.

        (D) OTHER MANDATORY PREPAYMENTS; CONTRIBUTION TO CASH COLLATERAL ACCOUNT. Simultaneously with each reduction of the:

            (I) Aggregate Revolving Commitment, (1) in the event that the Letter of Credit Commitment shall exceed the Aggregate Revolving Commitment as so reduced or terminated, the Letter of Credit Commitment shall be automatically reduced by an amount equal to such excess, and (2) the Borrower shall prepay the Revolving Loans by an amount equal to the lesser of (A) the aggregate outstanding principal balance of the Revolving Loans, or (B) the excess of the aggregate outstanding principal balance of the Revolving Loans over the Aggregate Revolving Commitment as so reduced or terminated; and

            (II) Letter of Credit Commitment (including pursuant to clause (i) above), in the event the aggregate Letter of Credit Exposure of all Lenders exceeds the Letter of Credit Commitment as so reduced or terminated, the Borrower shall immediately deposit into the Cash Collateral Account such amount, in cash, as would cause the balance on deposit in the Cash Collateral Account to equal or exceed the aggregate Letter of Credit Exposure of all Lenders.

          (E) IN GENERAL. Simultaneously with each prepayment of a Eurodollar Advance, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment together with amounts due under Section 3.5.

     2.5. LETTERS OF CREDIT

          (A) AVAILABILITY; PROCEDURE. The Borrower may request the Issuer to issue standby letters of credit (the "LETTERS OF CREDIT"; each, individually, a "LETTER OF CREDIT") during the period from the Effective Date to the fifteenth Business Day prior to the Maturity Date, provided that (i) immediately after the issuance of each Letter of Credit the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Commitment, (ii) the Aggregate Credit Exposure would not exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base Amount, and (iii) no more than 20 Letters of Credit shall be outstanding. To request the issuance of a Letter of Credit, the Borrower shall notify the Administrative Agent and the Issuer by the delivery of a Credit Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), at least three Business Days prior to the requested date of issuance, specifying (A) the beneficiary of such Letter of Credit, (B) the Borrower's proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (C) the maximum amount to be available under such Letter of Credit, and (D) the requested dates of issuance and expiration. Such Credit Request shall be accompanied by a duly completed application for such Letter of Credit on such forms as may be made available from time to time by the Issuer and such other certificates, documents (including a reimbursement agreement) and other information as may be required by the Issuer in accordance with its customary procedures (collectively, the "LETTER OF CREDIT DOCUMENTATION"). Upon receipt of such Credit Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the terms and conditions of this Agreement, the Issuer shall issue each requested Letter of Credit, it being understood that unless the Issuer has been notified in writing by another Credit Party prior to the issuance of a Letter of Credit that the terms and conditions of this Agreement shall not have been satisfied, the Issuer may assume that such terms and conditions have been satisfied. In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control.

         (B) TERMS OF LETTERS OF CREDIT. Each Letter of Credit shall (i) be denominated in

Dollars, (ii) be issued for the account of the Borrower and in support of obligations, contingent or otherwise, of the Borrower or any Subsidiary arising in the ordinary course of business, and (iii) have an expiration date which shall be not later than the earlier of (A) twelve months after the date of issuance thereof or (B) five Business Days before the Maturity Date, provided that the expiration date of such Letter of Credit may be extended or such Letter of Credit may be renewed, provided, further, that any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.

     (C) LETTER OF CREDIT PARTICIPATIONS. Immediately upon the issuance of a Letter of Credit, the Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage thereof, in such Letter of Credit and the obligations of the Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.

     (D) DRAWINGS ON LETTERS OF CREDIT. The Issuer shall promptly notify (i) the Administrative Agent (which shall promptly notify each Lender) of the Issuer's receipt of a drawing request under any Letter of Credit, stating the amount of such Lender's Commitment Percentage of such drawing request and the date on which such request will be honored and (ii) the Administrative Agent and the Borrower of the amount of such drawing request and the date on which such request will be honored. Any failure of the Issuer to give or any delay in the Issuer's giving any such notice shall not release or diminish the obligations of the Borrower or any Lender hereunder. In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation to any Lender or the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. In the absence of gross negligence or willful misconduct on the part of the Issuer, the Issuer shall have no liability to any Lender or the Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

     (E) REIMBURSEMENT. The Borrower shall pay to the Administrative Agent for the account of the Issuer on demand therefor, in Dollars in immediately available funds, the amount of all Reimbursement Obligations owing to the Issuer under any Letter of Credit, together with interest thereon as provided in Section 3.1, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuer or any other Person. In the event that the Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Issuer when due, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuer, the amount of such Lender's Commitment Percentage of such payment in Dollars in immediately available funds on the Business Day the Issuer so notifies such Lender if such notice is given prior to 12:00 Noon or, if such notice is given after 12:00 Noon, such Lender shall make its Commitment

Percentage of such payment available to the Issuer prior to 12:00 Noon on the next succeeding Business Day.

     (F) LENDERS' OBLIGATIONS. If and to the extent any Lender shall not make such Lender's Commitment Percentage of any Reimbursement Obligations available to the Issuer when due in accordance with Section 2.5(e), such Lender agrees to pay interest to the Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the Issuer at the Federal Funds Effective Rate until (and including) the third Business Day after the date due and thereafter at the Alternate Base Rate. The obligations of the Lenders under this Section 2.5(f) are several and not joint or joint and several, and the failure of any Lender to make available to the Issuer its Commitment Percentage of any Reimbursement Obligations when due in accordance with Section 2.5(e) shall not relieve any other Lender of its obligation hereunder to make its Commitment Percentage of such Reimbursement Obligations so available when so due, but no Lender shall be responsible for the failure of any other Lender to make such other Lender's Commitment Percentage of such Reimbursement Obligations so available when so due.

     (G) RESCISSION. Whenever the Issuer receives a payment of a Reimbursement Obligation from or on behalf of the Borrower as to which the Issuer has received any payment from a Lender pursuant to Section 2.5(e), the Issuer shall promptly pay to such Lender an amount equal to such Lender's Commitment Percentage of such payment from or on behalf of the Borrower. If any payment by or on behalf of the Borrower and received by the Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the Issuer for any reason and the Issuer has paid to any Lender any portion thereof, each such Lender shall forthwith pay over to the Issuer an amount equal to such Lender's Commitment Percentage of the amount which must be so returned by the Issuer.

     (H) EXPENSES. Each Lender, upon the demand of the Issuer, shall reimburse the Issuer, to the extent the Issuer has not been reimbursed by the Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the Issuer's obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Lender's Commitment Percentage of the amount of such costs and expenses provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the Issuer. The Issuer shall refund any costs and expenses reimbursed by such Lender that are subsequently recovered from the Borrower in an amount equal to such Lender's Commitment Percentage thereof.

          (I) OBLIGATIONS ABSOLUTE. The obligation of the Borrower to reimburse the Issuer pursuant to this Section 2.5, and the obligation of each Lender to make available to the Issuer the amounts set forth in this Section
2.5 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (2) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit), (3) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (4) the surrender or impairment of any Collateral for the performance or observance of any of the terms of any of the Loan Documents, or (5) the occurrence of any Default or Event of Default. Nothing contained in this
Section 2.5(i), however, shall require the Borrower or any Lender to reimburse the Issuer for any amounts that become due by reason of the Issuer's gross negligence or wilful misconduct.

     2.6. PAYMENTS; PRO RATA TREATMENT AND SHARING OF SET-OFFS

          (A) PAYMENTS GENERALLY. (I) Except as provided below, all payments, including prepayments, of principal and interest on the Revolving Loans, of the Commitment Fee, the Letter of Credit Fees and of all other amounts to be paid by the Borrower under the Loan Documents (the Commitment Fee, the Letter of Credit Fees together with all of such other fees, being sometimes hereinafter collectively referred to as the "FEES") shall be made to the Administrative Agent, prior to 1:00 p.m. on the date such payment is due, for the account of the applicable Credit Parties at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Revolving Loans. As between the Borrower and each Credit Party, any payment by the Borrower to the Administrative Agent for the account of such Credit Party shall be deemed to be payment by the Borrower to such Credit Party. Notwithstanding the foregoing, all payments pursuant to Sections 3.5, 3.6, 3.7, and 11.4 shall be paid directly to the Credit Party entitled thereto. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after the Maturity Date, such payment shall instead be due on the immediately preceding Business Day.

         (II) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (A) first, towards payment of interest and fees then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (B) second, towards payment of principal then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (B) SET-OFF. In addition to any rights and remedies of the Credit Parties provided by law, upon and after the acceleration of all the obligations of the Borrower under the Loan Documents to which it is a party, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or (b), each Credit Party shall have the right, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of such Loan Party to such Credit Party any amount owing from such Credit Party to such Loan Party, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by any Credit Party against such Loan Party or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of such Loan Party, or against anyone else claiming through or against such Loan Party, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Credit Party prior to the making, filing or issuance, or service upon such Credit Party of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Credit Party agrees promptly to notify the Borrower and the Administrative
Agent after any such set-off and application made by such Credit Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     (C) ADJUSTMENTS. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of the principal of or interest on its Revolving Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of, or accrued interest on, such Revolving Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly purchase, at face value for cash, participations in the Revolving Loans to the extent necessary so that the benefit of such payment shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, provided, however, that (i) if all or any portion of such payment is thereafter recovered, such participations shall be rescinded and the purchase price returned, in each case to the extent of such recovery, and (ii) the provisions of this Section 2.6(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.6(c) shall apply). The Borrower agrees that any Lender that purchased a participation pursuant to this subsection may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     2.7. CASH COLLATERAL ACCOUNT

          At, or at any time before, the time the Borrower shall be required to make a deposit into the Cash Collateral Account, the Administrative Agent shall establish and maintain at its offices at One Wall Street, New York, New York in the name of the Borrower but under the sole dominion and control of the Administrative Agent, a cash collateral account designated as "ANTEC Corporation/Cash Collateral Account" (the "CASH COLLATERAL ACCOUNT"). The Borrower may from time to time make one or more deposits into the Cash Collateral Account and shall from time to time make such deposits as are required by this Agreement. The Borrower hereby pledges to the Administrative Agent for the benefit of the Credit Parties, a Lien on and security interest in the Cash Collateral Account and all sums at any time and from time to time on deposit therein (the Cash Collateral Account, together with all sums on deposit therein, being sometimes hereinafter collectively referred to as the "CASH COLLATERAL"), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Borrower Obligations. The Borrower agrees that at any time and from time to time at its expense, it will promptly execute and deliver to the Administrative Agent any further instruments and documents, and take any further actions, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral. The Borrower agrees that it will not (i) sell or otherwise dispose of any of the Cash Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral, except for Permitted Liens. The Borrower hereby authorizes the Administrative Agent, promptly after each drawing under any Letter of Credit shall become due and payable, to apply any and all cash on deposit in the Cash Collateral Account towards the reimbursement of the Issuer for all sums paid in respect of such drawing, and all other Borrower Obligations which shall then be due and owing.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTIONS, ETC.

      3.1. INTEREST RATE AND PAYMENT DATES

           (A) ADVANCES. Each (i) ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (ii) Eurodollar Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

           (B) EVENT OF DEFAULT; LATE CHARGES. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Revolving Loans shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Revolving Loans as provided in subsection (a) above. If any interest, Reimbursement Obligation, Fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2%, from the date of such nonpayment until paid in full (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

           (C) PAYMENT OF INTEREST. Except as otherwise provided in subsection
(b) above, interest shall be payable in arrears on the following dates:

               (I) in the case of an ABR Advance, on the last Business Day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance;

               (II) in the case of a Eurodollar Advance, (A) on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, the last Business Day of each three month interval occurring during such Interest Period and (B) on any prepayment thereof; and

               (III) in the case of all Advances and all Revolving Loans, the Maturity Date.

           (D) COMPUTATIONS. Interest on (i) ABR Advances to the extent based on the Prime Rate shall be calculated on the basis of a 365 or 366- day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Effective Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Revolving Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

          (E) REFERENCE LENDERS. If any Reference Lender shall for any reason no longer be a Lender, such Reference Lender shall thereupon cease to be a Reference Lender. If there shall be only one Reference Lender, the Borrower (with the consent of the Administrative Agent) shall, by notice to the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders. Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent on a timely basis as contemplated hereby. If either of the Reference Lenders shall fail to supply such rates to the Administrative Agent upon request, the rate of interest shall, subject to the other provisions of this Agreement, be determined on the basis of the quotations of the remaining Reference Lender or Reference Lenders.

     3.2. FEES

          (A) COMMITMENT FEE. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "COMMITMENT FEE"), during the period from the Effective Date through the Commitment Termination Date, at a rate per annum equal to the Applicable Margin on the average daily unused Aggregate Revolving Commitment. The Commitment Fee shall be payable (i) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Revolving Commitment (to the extent of such reduction) and (iii) on the Maturity Date. The Commitment Fee shall be calculated on the basis of a 360-day year, as the case may be, for the actual number of days elapsed.

          (B) LETTER OF CREDIT FEES. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, commissions (the "LETTER OF CREDIT FEES") with respect to the Letters of Credit for the period from and including the date of issuance of each thereof through the expiration date thereof, at a rate per annum equal to the Applicable Margin on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit. The Letter of Credit Fees shall be (i) calculated on the basis of a 360-day year for the actual number of days elapsed and (ii) payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, and on the date that the Revolving Commitments shall expire. In addition to the Letter of Credit Fees, the Borrower agrees to pay to the Issuer, for its own account, its standard fees and charges customarily charged to customers similar to the Borrower with respect to any Letter of Credit.

          (C) ADMINISTRATIVE AGENT'S AND ISSUER'S FEES. The Borrower agrees to pay to the Administrative Agent and the Issuer, for their own respective accounts, such other fees as have been agreed to in writing by the Borrower, the Administrative Agent and the Issuer.

     3.3. CONVERSIONS

          (A) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert ABR Advances comprising all or a portion of Revolving Loans to Eurodollar Advances and (ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the amount to be so converted or continued and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. Each such notice (a "NOTICE OF CONVERSION") shall be substantially in the form of Exhibit C, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower). The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted or continued pursuant to this Section 3.3 in whole or in part, provided that the amount to be converted to, or continued as, each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.2 and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount.

          (B) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the current Interest Period applicable to such Eurodollar Advance.

          (C) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of Articles 4, 5 or 6).

     3.4. CONCERNING INTEREST PERIODS

          (A) No Interest Period selected shall end after the Commitment Termination Date.

          (B) With respect to Eurodollar Advances, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corre sponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          (C) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

          (D) If the Borrower shall have failed to timely elect a Eurodollar Advance under Section 2.2 or 3.3, as the case may be, in connection with any borrowing of, conversion to, or continuation of, a Eurodollar Advance, such borrowing or such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

          (E) The Borrower shall not be permitted to have more than eight Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Credit Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

     3.5. FUNDING LOSS

          Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender, any loss or expense suffered by such Lender as a result of such failure to borrow or convert, termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

                                A x (B-C) x D
                                            -  360

where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Advances;

"C" equals the applicable Eurodollar Rate (expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender; and

"D" equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in connection with such Eurodollar Advance, including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount. Each determination by the Administrative Agent or a Lender pursuant to this Section shall be conclusive and binding on the Borrower absent manifest error. A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by a Lender to the Borrower shall be conclusive absent manifest error.

     3.6. INCREASED COSTS; ILLEGALITY, ETC.

     (A) INCREASED COSTS. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Credit Party in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate or against any Letters of Credit issued hereunder and the result thereof is to increase the cost to any Credit Party of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, or to increase the cost to any Credit Party of issuing or maintaining the Letters of Credit or participating therein, as the case may be, or the cost to any Credit Party of performing its respective functions hereunder with respect to the Letters of Credit, then, in any such case, the Borrower shall pay such Credit Party such additional amounts as is sufficient to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as determined by such Credit Party.

     (B) CAPITAL ADEQUACY. If any Credit Party determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, on the Extensions of Credit to a level below that which such Credit Party (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (after taking into account such Credit Party's (or such holding company's) policies regarding capital adequacy), the Borrower shall pay to such Credit Party (or such holding company) such additional amount or amounts as will compensate such Credit Party (or such holding company) for such reduction.

     (C) ILLEGALITY. Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Revolving Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. The commitment of any such Lender with respect to Eurodollar Advances shall be suspended until such Lender shall notify the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

     (D) SUBSTITUTED INTEREST RATE. In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an "AFFECTED ADVANCE"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this subsection (d) has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Loans to or as Eurodollar Advances.

          (E) PAYMENT; CERTIFICATES. Each payment pursuant to subsections (a) or (b) above shall be made within 10 days after demand therefor, which demand shall be accompanied by a certificate of the Credit Party demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by any Credit Party to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

     3.7. TAXES

          (A) PAYMENTS FREE OF TAXES. All payments by or on account of the Borrower under any Loan Document to or for the account of a Credit Party shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified

Taxes or Other Taxes, provided that if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to or on behalf of any Credit Party under any Loan Document (each, a "REQUIRED PAYMENT"), then (i) the Borrower shall notify the Administrative Agent and such Credit Party of any such requirement or any change in any such requirement as soon as the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is im posed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on such Credit Party) on behalf and in the name of such Credit Party, (iii) the Borrower shall pay to such Credit Party an additional amount such that such Credit Party shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Administrative Agent and such Credit Party satisfactory evidence of such payment to the relevant Governmental Authority.

          (B) REIMBURSEMENT FOR TAXES AND OTHER TAXES PAID BY CREDIT PARTY. The Borrower shall reimburse each Credit Party, within ten days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by such Credit Party's unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party shall be conclusive absent manifest error. In the event that any Credit Party determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this
Section 3.7, such Credit Party shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

          (C) FOREIGN CREDIT PARTIES. Any Foreign Credit Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (including Internal Revenue Form 4224 or Form 1001) or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     3.8. REGISTER

           The Administrative Agent will maintain a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Lender, and the Letters of Credit outstanding, from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Loan Party and each Credit Party may treat each party whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.


ARTICLE 4. REPRESENTATIONS AND WARRANTIES

      In order to induce the Credit Parties to enter into this Agreement and extend or participate in the Extensions of Credit provided herein, the Borrower makes the following representations and warranties to the Credit Parties:

      4.1. ORGANIZATION AND POWER

           Except as provided on Schedule 4.1, each of the Borrower and each Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary, except where such failure to qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

      4.2. AUTHORIZATION; ENFORCEABILITY

           The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and each Subsidiary party thereto and have been duly authorized by its Managing Person and, if required, by any other Person including holders of its Capital Stock. Each Loan Document has been validly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

      4.3. APPROVALS; NO CONFLICTS

          The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law, rule or regulation or the Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary other than Permitted Liens.

     4.4. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE

          (A) The Borrower has heretofore furnished to each Credit Party a copy of its (A) Form 10-K for the fiscal year ending December 31, 1997, containing the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the periods then ended, and (B) Form 10-Q for the fiscal quarter ended March 31, 1998, containing its unaudited consolidated balance sheet for such fiscal quarter, together with the related statements of operations and cash flows for the fiscal quarter then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statements referred to above. Except as fully reflected in such financial statements, there are no material liabilities or obligations with respect to the Borrower or any Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

          (B) Since December 31, 1997, except for the Transactions and the restructuring charge taken by the Borrower in the quarter ended March 31, 1998 in an amount not in excess of $12,000,000, each of the Borrower and each Subsidiary has conducted its business only in the ordinary course and there has been no Material Adverse change.

     4.5. PROPERTIES

          (A) Each of the Borrower and each Subsidiary has good and marketable title to, or valid leasehold interests in, all of its property, real and personal, material to its business, subject to no Liens, except Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (B) Each of the Borrower and each Subsidiary owns or is licensed to use all Intellectual Property material to its business, and the use thereof by the Borrower or any Subsidiary does not conflict with or infringe upon the valid rights of others, except for any such conflicts or infringements that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     4.6. LITIGATION

          There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower or any Subsidiary) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, or maintained by the Borrower or any Subsidiary or which may affect the property of the Borrower or any Subsidiary, (i) that, in the good faith opinion of the Borrower, would reasonably be expected to have an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse effect or (ii) that involve any of the Transactions.

     4.7. ENVIRONMENTAL MATTERS

          Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect, neither the Borrower nor any Subsidiary has (i) received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, arising in connection with any non-compliance with or violation of the requirements of any applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance (as defined below) or to health and safety matters (collectively, "ENVIRONMENTAL LAWS"), (ii) to the best knowledge of the Borrower, any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance into the environment which individually or in the aggregate could reasonably be expected to result in a Material Adverse effect, (iii) received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any of its Subsidiaries is or would be liable, which liability could reasonably be expected to result in a Material Adverse effect, or (iv) has received notice that the Borrower or any of its Subsidiaries is or may be liable to any Person under any Environmental Law, which liability could reasonably be expected to result in a Material Adverse effect. Each of the Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of Environmental Laws to the extent applicable, except in those cases in which the failure so to comply would not reasonably be expected to result in a Material Adverse effect. For purposes hereof, "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic substance, material, waste or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, radioactive materials or any other substance or waste regulated pursuant to any Environmental Law.

     4.8. COMPLIANCE WITH LAWS AND AGREEMENTS; NO DEFAULT

          Each of the Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect. No Default has occurred and is continuing or would result from the incurrence of the obligations of Loan Parties under the Loan Documents or from the grant or perfection of the Liens under the Security Documents.

     4.9. INVESTMENT COMPANIES AND OTHER REGULATED ENTITIES

          None of the Borrower, any Subsidiary nor any Person controlled by, controlling, or under common control with, the Borrower or any Subsidiary, is
(i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or the Federal Power Act, as amended, or (iii) subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness for borrowed money, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     4.10. FEDERAL RESERVE REGULATIONS

           (A) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to each Transaction and the making of each Extension of Credit, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and the Subsidiaries.

           (B) No part of the proceeds of any Extension of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

     4.11. ERISA

           Each Pension Plan is in compliance with ERISA and the Code, where applicable, in all material respects and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Pension Plans.

     4.12. TAXES

           Each of the Borrower and each Subsidiary has timely filed or caused to be filed all Federal, State and local income and franchise tax returns and all other material tax returns required to have been filed by it, and has paid, or caused to be paid, all Taxes required to have been paid by it, including Taxes, which, if unpaid, could reasonably be expected to result in a Material Adverse effect, except Taxes, the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves, so long as the failure to make payment of which pending any such contest, could not reasonably be expected to result in a Material Adverse effect.

     4.13. SUBSIDIARIES

           As of the Effective Date, (i) the Borrower has only the Subsidiaries set forth on, and the authorized, issued and outstanding Capital Stock of the Borrower and the Subsidiaries is as set forth on, Schedule 4.13, (ii) the Foreign Subsidiaries identified on Schedule 4.13 as Material Foreign Subsidiaries are the only Material Foreign Subsidiaries, (iii) the ownership interests in each Subsidiary of the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by the Persons set forth on such Schedule 4.13, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 4.13, neither the Borrower nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon the Borrower or any Subsidiary with respect to the voting securities of the Borrower or any Subsidiary or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

     4.14. ABSENCE OF CERTAIN RESTRICTIONS

           No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any Subsidiary is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly, the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, the Borrower or to another Subsidiary.

     4.15. STATUS AS SENIOR INDEBTEDNESS

           The Indebtedness of the Borrower under the Loan Documents and in respect of Hedging Agreements entered into with a counterparty which at the time thereof was a Lender or an Affiliate of a Lender constitutes "Senior Indebtedness" as defined in the Subordinated Indenture.

     4.16. LABOR RELATIONS

           As of the Effective Date, there are no material controversies pending between the Borrower or any Subsidiary and its employees which might result in a Material Adverse effect.

     4.17. INSURANCE

           Schedule 4.17 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective
Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

     4.18. YEAR 2000

           All of the material computer software, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Borrower or any Subsidiary in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing and/or receiving, (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries where such malfunction, failure to function, production of incorrect data or production of incorrect results, individually or in the aggregate, could reasonably be expected to result in a Material Adverse effect.

     4.19. NO MISREPRESENTATION

           The Borrower has disclosed to each Credit Party all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse effect. No certificate or report from time to time furnished by any of the Loan
Parties in connection with the Transactions contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Credit Parties that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

     4.20. FINANCIAL CONDITION

           On and after each Borrowing Date and each date upon which a Transaction shall be consummated, neither the Borrower nor any Subsidiary Guarantor is Insolvent.

     4.21. REPRESENTATIONS WITH RESPECT TO THE MORTGAGES

           Upon the delivery to the Administrative Agent of each Mortgage and on and after each Borrowing Date thereafter, (i) each of the representations and warranties contained in such Mortgage is restated as of such date and (ii) such Mortgage is effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when such Mortgage is duly recorded in the applicable governmental offices, such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

     4.22. VALIDITY AND PERFECTION OF SECURITY INTEREST

           The Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form are filed in the offices specified on
Schedule 6 to the Perfection Certificate, (ii) Collateral consisting of Securities Certificates and Instruments (as defined in the Security Agreement) are delivered to the Administrative Agent, and (iii) either the Security Agreement or Grants of Security Interest (as defined in the Security

Agreement) with respect to Patents, Trademarks and Copyrights (as defined in the Security Agreement) are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Administrative Agent in the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.


ARTICLE 5. CONDITIONS TO EFFECTIVENESS

     The effectiveness of this Agreement and the obligation of each Credit Party to make the Extensions of Credit to be made by it on the first Business Day on which Extensions of Credit are made, shall be subject to the satisfaction of the following conditions precedent (or the waiver thereof in accordance with Section 11.1):

     5.1. EVIDENCE OF ACTION

          The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of each Loan Party:

              (A) attaching a true and complete copy of the (i) resolutions of its Managing Person and of all other documents evidencing all necessary corporate, partnership or other action (in form and substance satisfactory to the Administrative Agent) taken to authorize the Loan Documents to which it is a party and the transactions contemplated thereby and certifying that such resolutions are in full force and effect, and (ii) in the case of the Borrower, the April 7, 1998 resolutions of its Managing Person authorizing the Anixter Repurchase Agreement and the transactions contemplated thereby and directing the retirement of the Capital Stock of the Borrower acquired pursuant thereto (the "STOCK RETIREMENT RESOLUTIONS") and certifying that the Stock Retirement Resolutions are in full force and effect;

              (B) attaching a true and complete copy of its Organizational Documents;

              (C) setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents, including therein a signature specimen of such officer or officers (or other analogous counterpart); and

              (D) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business, except (i) in the case of Benefit Connections, Inc. a good standing certificate of the Secretary of State of the jurisdiction of its formation and (ii) in the case of all Loan Parties in respect of such other jurisdictions, when the failure to be in good standing in such jurisdiction would not result in a Material Adverse effect.

     5.2. THIS AGREEMENT

          The Administrative Agent (or Special Counsel) shall have received, in respect of each Person listed on the signature pages of this Agreement, either
(i) a counterpart signature page hereof signed on behalf of such Person, or
(ii) written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

     5.3. NOTES

          The Administrative Agent shall have received a Note for each Lender, dated the Effective Date, duly executed by a duly authorized officer of the Borrower.

     5.4. OPINIONS OF COUNSEL TO THE LOAN PARTIES

          The Administrative Agent shall have received a favorable opinions of
(i) Schiff Hardin & Waite, counsel to the Loan Parties, and (ii) James E. Knox, General Counsel of the Borrower, addressed to the Credit Parties (and permitting Special Counsel to rely thereon), dated the Effective Date, substantially in the forms of Exhibit E-1 and E-2, respectively.

     5.5. SECURITY DOCUMENTS, SEARCH REPORTS, ETC.

          The Administrative Agent (or Special Counsel) shall have received a counterpart of the Security Agreement, dated the Effective Date, signed by each Loan Party party thereto (or a facsimile of a signature page thereof signed by each Loan Party party thereto) together with the following:

          (A) a completed Perfection Certificate, dated the Effective Date and signed by both a Financial Officer and the general counsel of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings and the results of patent, trademark, tax and judgment lien searches made with respect to the Borrower and each Subsidiary Guarantor in the jurisdictions contemplated by the Perfection Certificate and such other jurisdictions as the Administrative Agent may reasonably request, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 8.2 or have been released;

          (B) one or more stock certificates, evidencing (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary owned by the Borrower or any Subsidiary Guarantor, and (ii) except with respect to the Capital Stock of the Mexican Subsidiary which is to be pledged as provided in
Section 7.14, not less than 65% of the issued and outstanding Capital Stock of each Material Foreign Subsidiary, in each case, together with undated stock powers with respect thereto, executed in blank by the Borrower or such Subsidiary Guarantor, as the case may be, and bearing a signature guarantee in all respects satisfactory to the Administrative Agent;

          (C) Instruments (as defined in the Security Agreement) constituting Collateral, duly indorsed in blank by the Borrower or such Subsidiary Guarantor, as the case may be;

          (D) Grants of Security Interest with respect to Copyrights, Patents and Trademarks (as defined in the Security Agreement), substantially in the form of Annexes B-1, B-2 and B-3, respectively, to the Security Agreement;

          (E) such Uniform Commercial Code Financing Statements, executed by the appropriate Loan Party, as shall be reasonably requested by the Administrative Agent; and

          (F) such other documents as the Administrative Agent may require in connection with the creation and perfection of the security interests intended to be granted under the Security Documents.

     5.6. APPROVALS AND CONSENTS

          All approvals and consents of all Persons required to be obtained in connection with the consummation of the Transactions have been obtained, all required notices have been given and all required waiting periods have expired.

     5.7. OFFICER'S CERTIFICATE

          The Administrative Agent shall have received a certificate of the President, a Vice President or a Financial Officer of the Borrower, dated the Effective Date, in all respects satisfactory to the Administrative Agent:

          (A) certifying that as of the Effective Date (i) no Default exists, and (ii) the representations and warranties contained in the Loan Documents are true and correct, and

          (B) certifying that all approvals and consents of all Persons required to be obtained in connection with the consummation of the Transactions have been obtained, all required notices have been given and all required waiting periods have expired.

     5.8. FINANCIAL OFFICER'S CERTIFICATE

          The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the Effective Date, and (i) stating that the Borrower is in compliance with all covenants on a pro-forma basis after giving effect to the Transactions, and (ii) attaching a copy of a pro-forma consoli dated balance sheet of the Borrower utilized for purposes of preparing such certificate, which pro- forma consolidated balance sheet presents the Borrower's good faith estimate of its pro-forma consolidated financial condition at the date thereof, after giving effect to the Transactions.

     5.9. COLLATERAL AUDIT

          The Agents shall have received and be satisfied in all respects with an audit of the Collateral.

     5.10. CERTAIN AGREEMENTS

           The Administrative Agent shall have received a fully executed copy of (i) the Subordinated Indenture, (ii) the Anixter Repurchase Agreement, and
(iii) each of the Arris Loan Documents, in each case certified to be a true and complete copy thereof by the Secretary or Assistant Secretary of the Borrower, each of which shall be in form and substance satisfactory to the Administrative Agent.

     5.11. PROPERTY, PUBLIC LIABILITY AND OTHER INSURANCE

           The Administrative Agent shall have received a certificate of all insurance maintained by the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, together with the endorsements required by Section 5.4 of the Security Agreement.

     5.12. EVIDENCE OF TRANSFER OF ASSETS AND LIABILITIES OF HOME SATELLITE SYSTEMS

           The Administrative Agent shall have received such documents (each in form and substance satisfactory to it) evidencing the transfer of all assets and liabilities of Home Satellite Systems to one or more of the Borrower and the Subsidiary Guarantors.

     5.13. FEDERAL RESERVE FORMS

           The Administrative Agent shall have received a Federal Reserve Form for each Lender.

     5.14. FEES

           The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     5.15. OTHER DOCUMENTS

           The Administrative Agent shall have received such other documents, each in form and substance reasonably satisfactory to it, as it shall reasonably request.

The Administrative Agent shall notify the Borrower and each Credit Party of the date upon which each of the conditions precedent set forth in this Section 5.1 have been satisfied (or waived in accordance with Section 11.1), and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.1) on or before June 30, 1998.


ARTICLE 6. CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT

     The obligation of each Credit Party to make any Extension of Credit (other than a participation in a Letter of Credit) under this Agreement are subject to the satisfaction on the Effective Date of the Conditions to Effectiveness set forth in Article 5 and shall be subject to the satisfaction of the following conditions precedent as of the date thereof:

     6.1. COMPLIANCE

          On each Borrowing Date and after giving effect to the Extensions of Credit thereon (i) no Default shall have occurred or be continuing and (ii) the representations and warranties contained in the Loan Documents (other than representations and warranties contained in Section 4.4(a)) shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each Extension of Credit and each Credit Request therefor shall constitute a certification by the Borrower as of such Borrowing Date that
(i) each of the foregoing matters is true and correct in all respects and (ii) in the case of a requested Revolving Loan, the proceeds of which are to be used to repurchase shares of Capital Stock of the Borrower pursuant to the Anixter Repurchase Agreement, that the Stock Retirement Resolutions are in full force and effect and have not be amended or modified in any way.

     6.2. CREDIT REQUEST
          With respect to each Extension of Credit, the Administrative Agent shall have received a Credit Request, executed by a duly authorized officer of the Borrower.

     6.3. LAW

          Such Extension of Credit shall not be prohibited by any applicable law, rule or regulation.


ARTICLE 7. AFFIRMATIVE COVENANTS

     The Borrower agrees that, so long as any Commitment is in effect and until the principal of, and interest on, each Revolving Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     7.1. FINANCIAL STATEMENTS AND INFORMATION

          The Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender:

              (A) within 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without (x) a "going concern" or like qualification or exception, (y) any qualification or exception as to the scope of such audit or (z) any exception or qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 8.16) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, it being understood that the Borrower may satisfy its obligations under this subsection
(a) by furnishing copies of the Borrower's annual report on Form 10-K in respect of such fiscal year, together with the financial statements required to be attached thereto;

     (B) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of its consolidated balance sheet and the related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, it being understood that the Borrower may satisfy its obligations under this subsection
(b) by furnishing copies of the Borrower's quarterly report on Form 10-Q in respect of such fiscal quarter, together with the financial statements required to be attached thereto;

     (C) concurrently with any delivery of financial statements under subsections (a) or (b) above, a certificate (a "COMPLIANCE CERTIFICATE") of a Financial Officer of the Borrower, substantially in the form of Exhibit D, (i) certifying as to whether a Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

     (D) concurrently with any delivery of financial statements under subsection (a) above, a certificate of the Accountants stating whether they obtained knowledge during the course of their examination of such financial statements of any Default in the covenants contained in Section 8.16 (which certificate may be limited to the extent required by accounting rules or guidelines);

     (E) concurrently with any delivery of financial statements under subsection (a) above, a certificate executed by a Financial Officer and the general counsel of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this subsection
(e), (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and re-registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interest of the Administrative Agent for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period) and (iii) identifying in the format of Schedules 5, 6 and 8, as applicable, Equity

Interests (as defined in the Security Agreement), Instruments (as defined in the Security Agreement) and Intellectual Property of the Borrower and each Subsidiary Guarantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Administrative Agent;

          (F) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

          (G) not later than the 25th day of each month (or if such day is not a Business Day, on the immediately preceding Business Day, a Borrowing Base Certificate, signed by a Financial Officer of the Borrower, calculated as of the last day of the preceding month;

          (H) concurrently with the delivery of the Borrowing Base Certificate pursuant to subsection (g) above, the following information as of the end of the month for which such Borrowing Base Certificate is delivered, for each of the Borrower and each Subsidiary or on a combined basis and in a format acceptable to the Agents: (i) summary of the aging of all accounts receivables, and (ii) a list of accounts payable and inventory (raw material, work in process and finished goods); and

          (I) promptly following any request therefor, such other information regarding the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as any Credit Party may reasonably request.

     7.2. NOTICE OF MATERIAL EVENTS

          The Borrower shall furnish to the Administrative Agent and each Lender, prompt written notice of the following together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

              (A) the occurrence of any Default;

              (B) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse effect;

          (C) any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Person or Governmental Authority, which lapse, refusal or termination, could reasonably be expected to result in a Material Adverse effect;

          (D) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse effect;

          (E) the occurrence of any Equity Issuance resulting in Net Cash Proceeds;

          (F) the occurrence of any insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; or

          (G) the occurrence of a Change of Control; or

          (H) the occurrence of any other development that has or could reasonably be expected to result in, a Material Adverse effect.

     7.3. EXISTENCE; CONDUCT OF BUSINESS

          The Borrower shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence (provided that the foregoing shall not prohibit any merger, consolidation or dissolution not prohibited by Section 8.3), and
(ii) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse effect.

     7.4. PAYMENT OF OBLIGATIONS

          The Borrower shall, and shall cause each Subsidiary to, pay and discharge when due, its obligations, including obligations with respect to Taxes, which, if unpaid, could reasonably be expected to result in a Material Adverse effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse effect.

     7.5. MAINTENANCE OF PROPERTIES

          The Borrower shall, and shall cause each Subsidiary to, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which would not reasonably be expected to have a Material Adverse effect.

     7.6. INSURANCE

          The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies, (i) insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business and (ii) such other insurance as is required pursuant to the terms of any Security Document, and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

     7.7. BOOKS AND RECORDS: INSPECTION RIGHTS

          The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Credit Parties to (i) visit the offices of the Borrower and each Subsidiary, (ii) examine such books and records and Accountants' reports relating thereto, (iii) make copies or extracts therefrom, (iv) discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, (v) to examine and inspect the property of the Borrower and each such Subsidiary and (vi) meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

     7.8. COMPLIANCE WITH LAWS

          The Borrower shall, and shall cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect.

     7.9. ADDITIONAL SUBSIDIARIES

          (A) DOMESTIC SUBSIDIARIES. In the event that on or after the Effective Date, any Person shall become a Domestic Subsidiary, or any Non-Guarantor Subsidiary shall at any time be a

Domestic Subsidiary, the Borrower shall (i) notify the Administrative Agent in writing thereof within three Business Days thereof, (ii) cause such Person to execute and deliver to the Administrative Agent a Guarantee Supplement and to become a party to each applicable Security Document in the manner provided therein within five Business Days thereafter and to promptly take such actions to create and perfect Liens on such Person's assets to secure such Person's obligations under the Loan Documents as the Administrative Agent or the Required Lenders shall reasonably request, (iii) cause any shares of Capital Stock of, or promissory notes evidencing Indebtedness of, such new Domestic Subsidiary owned by or on behalf of any Loan Party to be pledged pursuant to the Security Agreement within five Business Days thereafter, (iv) cause each such new Domestic Subsidiary to deliver to the Administrative Agent any shares of Capital Stock or promissory notes evidencing Indebtedness of any Domestic Subsidiary or Material Foreign Subsidiary that are owned by or on behalf of such new Domestic Subsidiary within five Business Days after such Subsidiary is formed or acquired (except that, if any such Subsidiary is a Material Foreign Subsidiary, shares of Capital Stock of such Person to be so pledged may be limited as provided in subsection (b) below and, if requested by the Administrative Agent with respect to the pledge of Capital Stock of a Material Foreign Subsidiary, the Administrative Agent shall receive the documents referred to in subsection (b)(iii) below), and (v) deliver to the Administrative Agent a Perfection Certificate with respect to such Subsidiary, such additional Financing Statements, Grants of Security Interest and Powers of Attorney (as each such term is defined in the Security Agreement) certificates, instruments and opinions as the Administrative Agent may request.

           (B) MATERIAL FOREIGN SUBSIDIARIES. In the event that on or after the Effective Date, any Person shall become a Material Foreign Subsidiary, the Borrower shall (i) notify the Administrative Agent in writing thereof within three Business Days thereof, (ii) cause the lesser of (x) 65% of the outstanding shares of Capital Stock of such Material Foreign Subsidiary or (y) all of such shares owned by the Loan Parties, together with all promissory notes evidencing Indebtedness of such Material Foreign Subsidiary to any Loan Party to be pledged pursuant to the Security Agreement within five Business Days thereafter, provided, that if requested by the Administrative Agent with respect to the pledge of Capital Stock of a Material Foreign Subsidiary, deliver to the Administrative Agent an additional pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent (each an "ADDITIONAL PLEDGE AGREEMENT") and an opinion of counsel (including counsel practicing under the laws of the jurisdiction under which such Material Foreign Subsidiary was formed) with respect to the enforceability of such Pledge Agreement or Additional Pledge Agreement and the validity and perfection of the Lien granted therein and (iii) deliver to the Administrative Agent such certificates, instruments and opinions as the Administrative Agent may request.

     7.10. ADDITIONAL COLLATERAL

           If after the Effective Date, the Borrower or any other Loan Party acquires any property which would constitute Collateral, the Borrower shall, and shall cause each such Loan Party to, execute any and all documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the Transactions or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

     7.11. MORTGAGES ON OWNED AND LEASED PROPERTIES

           (A) Upon demand by the Administrative Agent or the Required Lenders, the Borrower shall cause each Loan Party to execute and deliver to the Administrative Agent, as applicable, fee or leasehold mortgages or deeds of trust in favor of the Administrative Agent covering such of the Mortgaged Properties as the Administrative Agent or the Required Lenders may determine.

           (B) In such event, the Borrower shall promptly provide the Administrative Agent, all at the expense of the Loan Parties, with originals of the following items, each of which must, unless indicated otherwise, be acceptable in form and substance to the Administrative Agent and its counsel in their sole discretion (collectively, the "MORTGAGE DOCUMENTS"): (i) counterparts of a Mortgage with respect to each Mortgaged Property duly signed on behalf of the record owner or lessee, as applicable, of such Mortgaged Property properly acknowledged and in recordable form, (ii) an original policy or policies of title insurance issued by Chicago Title Insurance Company or another nationally recognized title insurance company reasonably acceptable to the Administrative Agent, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 8.2, in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, (iii) such surveys as may be required pursuant to such Mortgages or as the Administrative Agent or the Required Lenders may reasonably request or as necessary for a title insurance company to "omit" the "survey exception" from the policies of title insurance required above, (iv) a copy of the original permanent certificate or temporary certificate of occupancy as the same may have been amended or issued from time to time, covering each improvement located upon the Mortgaged Properties, that were required to have been issued by the appropriate Governmental Authority for such improvement, (v) written confirmation from the applicable zoning commission or other appropriate Governmental Authority stating that with respect to each Mortgaged Property as built it complies with existing land use and zoning ordinances, regulations and restrictions applicable to such Mortgaged Property, (vi) for each of the Mortgaged Properties, a current appraisal of the land and the improvements thereon prepared by an appraiser selected by the Administrative Agent, which appraisal must indicate an appraised value satisfactory to the Administrative Agent and which must be, in all other respects, satisfactory to the Administrative Agent, (vii) to the extent requested by the Administrative Agent, an environmental audit (which shall be a Phase I Audit, unless the initial findings indicate a need for additional review) in form and substance satisfactory to it from an environmental consulting firm acceptable to the Administrative Agent with respect to any environmental hazards, conditions or liabilities (contingent or otherwise) to which any Loan Party may be subject, (viii) UCC-1 Financing Statements with respect to each Mortgaged Property duly signed on behalf of the record owner or lessee, as applicable, of each of the Mortgaged Properties in recordable form, covering all fixtures and appurtenances situated upon such Mortgaged Properties, (ix) true and complete fully executed copies of all leases on the Mortgaged Properties which must be satisfactory to the Administrative Agent and must be subordinate to the Mortgage, (x) fully executed original Estoppel Certificates from each existing tenant on the Mortgaged Properties in form reasonably acceptable to the Administrative Agent,
(xi) certified copies of the current rent roll for each of the Mortgaged Properties, (xii) Subordination, Non-disturbance and Attornment Agreements from any tenant whose lease is not by its terms subordinate to the Mortgage, in form acceptable to the Administrative Agent, (xiii) certificates of insurance confirming fire, hazard and liability coverage in amounts satisfactory to the Administrative Agent, naming the Administrative Agent as mortgagee, with true and complete copies of such policies, (xiv) flood insurance policies or evidence that the Mortgaged Properties are not located in Federal Flood Hazard Areas, (xv) an opinion from the Borrower's counsel concerning the execution and enforceability of the Mortgages and other documents required to be delivered by the Loan Parties to the Administrative Agent in connection with the Mortgages, any litigation, judgment or agreement adversely affecting any record owner or lessee, as applicable, or the ability of such record owner or lessee, as applicable, to perform their respective obligations under the Mortgages, compliance of the Mortgaged Properties with all laws and governmental ordinances, and other matters as may be required by the Administrative Agent or its counsel, which opinion shall be in form and substance satisfactory to the Administrative Agent and its counsel, (xvi) for each of the Mortgaged Properties, a written indemnity from the Loan Parties in favor of the Administrative Agent and the Required Lenders with respect to environmental hazards and the Americans with Disabilities Act, (xvii) with respect to any Mortgage which will be a leasehold mortgage, a certified copy of the ground lease for such Mortgaged Property (the "GROUND LEASE") duly executed by the ground landlord and ground tenant, (xviii) with respect to any Mortgage which will be a leasehold mortgage, a duly executed three party agreement by and between the ground landlord for such Mortgaged Property, the ground tenant and the Administrative Agent, which agreement must provide, among other things, that (1) the Ground Lease is fully subordinated to the Mortgage, (2) the Administrative Agent receive notices of any default under the Ground Lease and an opportunity to cure same, (3) the ground landlord is obligated to enter into a new lease with the Administrative Agent or its assignee upon termination thereof for any reason (upon the same terms and conditions of the Ground Lease), (4) the ground landlord is obligated to extend the Ground Lease after the current term of the Ground Lease if the Revolving Loans have not been fully repaid and terminated within such current lease term, and (5) such other terms as the Administrative Agent may reasonably deem appropriate, and (xix) any and all other documents, financing statements, agreements and instruments that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to create and perfect a first mortgage Lien against the Mortgaged Properties, all at the expense of the Loan Parties.

     7.12. MAINTENANCE OF LICENSES

           The Borrower shall do, and cause each Subsidiary to do, all things necessary, to renew, extend and continue in effect all permits, licenses and authorizations which may at any time and from time to time be necessary to operate the business of the Borrower and the Subsidiaries in compliance with all applicable laws and regulations, the failure to comply with which could reasonably be expected to have a Material Adverse effect.

     7.13. COLLATERAL AUDITS

           The Borrower shall, and shall cause each Subsidiary to, cooperate with the Collateral Agent in connection with the performance of collateral audits which shall be made upon the request of the Collateral Agent or Required Lenders and which shall be at the Borrower's expense.

     7.14. CERTAIN ADDITIONAL PLEDGE AGREEMENTS

           Not later than 30 days after the Effective Date, the Borrower shall deliver or cause to be delivered to the Administrative Agent an Additional Pledge Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by Texscan with respect to its interest in the Mexican Subsidiary, and, if ANTEC International, Inc. has not as yet been dissolved, its interest therein, together with such legal opinions and other documents set forth in Section 7.9.

     7.15. GOOD STANDING CERTIFICATE FOR BENEFIT CONNECTIONS, INC.

           Not later than 120 days after the Effective Date, the Borrower shall deliver or cause to be delivered to the Administrative Agent a certificate of good standing with respect to Benefit Connections, Inc. issued by the Secretary of State of the jurisdiction of its formation unless prior thereto Benefit Connections, Inc. shall have been dissolved or merged with another Person in a transaction permitted by Section 7.3 or 8.3, as the case may be, and the Administrative Agent shall have received satisfactory evidence thereof.


ARTICLE 8. NEGATIVE COVENANTS

     The Borrower agrees that, so long as any Commitment is in effect and until the principal of, and interest on, each Revolving Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     8.1. INDEBTEDNESS

          The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any liability for Indebtedness, except:

          (A) Indebtedness due under the Loan Documents;

          (B) Indebtedness due in respect of the Subordinated Notes in a principal amount not in excess of $115,000,000;

          (C) Indebtedness of the Borrower or any Subsidiary existing on the Effective Date as set forth on Schedule 8.1, but not any extensions, renewals and replacements of any such Indebtedness;

          (D) Indebtedness of the Borrower in respect of the Arris Obligations;

          (E) Indebtedness of the Borrower to any Subsidiary Guarantor or of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor; and

          (F) other Indebtedness of the Borrower or any Subsidiary in an aggregate outstanding principal amount not to exceed $20,000,000, of which not more than $5,000,000 may consist of Capital Lease Obligations and the proceeds of sale in respect of Sale and Leaseback Transactions.

     8.2. NEGATIVE PLEDGE

          The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, "PERMITTED LIENS"):

           (A) any Customary Lien;

           (B) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 8.2, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date;

          (C) Liens securing Capital Lease Obligations and Liens on property (including, in the event such property constitutes Capital Stock of a newly acquired Subsidiary, Liens on the property of such Subsidiary) acquired after the Effective Date and either existing on such property when acquired,or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the property so purchased or acquired and, provided further, that the Indebtedness secured by such Liens shall not exceed $5,000,000; and

          (D) the Lien of Nortel on the interest of the Borrower in Arris, provided, however, that such Lien shall not apply to any other property or assets of, nor be recourse to, the Borrower or any Subsidiary.

     8.3. FUNDAMENTAL CHANGES

          The Borrower shall not, and shall not permit any Subsidiary to, consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it or any of the Subsidiaries, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of any class of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or permit any Subsidiaries to do any of the foregoing, except that, so long as immediately before and after giving effect thereto, no Default shall or would exist:

          (A) the Borrower may merge with any Subsidiary Guarantor, any Subsidiary Guarantor may merge with the Borrower or any other Subsidiary Guarantor, and any Non-Guarantor Subsidiary may merge with any other Non-Guarantor Subsidiary provided that in connection with any merger involving the Borrower, the Borrower shall be the survivor thereof;

          (B) any Non-Guarantor Subsidiary may merge with any Subsidiary Guarantor, and any Subsidiary Guarantor may merge with any Non-Guarantor Subsidiary, provided that, (i) immediately after giving effect to any such merger in which such Subsidiary Guarantor is the survivor, the Permitted Transaction Amount (x) for the fiscal year in which such merger occurs shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation, and such merger shall be treated as an Acquisition for all purposes of Section 8.5(b) or 8.5(c), as the case may be, and (ii) with respect to any merger in which such Subsidiary Guarantor is not the survivor, such merger shall be treated as a sale, assignment, transfer or other disposition for all purposes of Section 8.6(b) or a Disposition for all purposes of Section 8.6(c), as the case may be;

          (C) the Borrower or any Subsidiary may merge with any Person that is not a Subsidiary, provided that, (i) in connection with any such merger involving the Borrower, the Borrower shall be the survivor thereof, (ii) with respect to any such merger involving a Subsidiary in which, immediately after giving effect thereto, the surviving Person is not a Subsidiary, such merger shall be treated as a Disposition for all purposes of Section 8.6(c), and (iii) with respect to any such merger involving a Loan Party in which, immediately after giving effect thereto, the surviving Person is a Subsidiary, such merger shall be treated as an Acquisition for all purposes of Section 8.5(c);

          (D) the Borrower and the Subsidiaries may consummate any sale, assignment, lease, transfer or other disposition permitted by Section 8.6;

          (E) any Non-Guarantor Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

     8.4. INVESTMENTS, LOANS, ADVANCES AND GUARANTEES

          The Borrower shall not, and shall not permit any Subsidiary to, at any time, purchase or otherwise acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger), hold or invest in any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing and any derivative product) of, make or permit to exist any loans to or advances on behalf of, incur any Guarantees in respect of any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of which are sometimes referred to herein as "INVESTMENTS"), except:

          (A) Investments in Cash Equivalents and in normal business banking accounts or issued by, federally insured institutions in amounts not exceeding the limits of such insurance;

          (B) Investments existing on the Effective Date as set forth on
Schedule 8.4;

          (C) Investments by the Borrower in any Subsidiary and Investments by any Subsidiary in the Borrower or any other Subsidiary, provided that (i) the proceeds of such Investment in the Borrower or any Subsidiary Guarantor shall be received by the Borrower or such Subsidiary Guarantor, as the case may be, (ii) immediately after giving effect to each Investment by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary, the Permitted Transaction Amount (x) for the fiscal year in which such Investment is made shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation;

          (D) an equity Investment by the Borrower in Evolve in an aggregate amount not in excess of $2,000,000, provided that, (i) immediately before and after giving effect thereto, no Default shall or would exist, (ii) immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, (iii) neither the Borrower nor any Subsidiary shall have any further obligations, contingent or otherwise, to make any other Investments therein;

          (E) Unconsolidated Investments made on or after the Effective Date, provided that, (i) immediately before and after giving effect thereto, no Default shall or would exist, (ii) immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, (iii) the Person in which such Unconsolidated Investment is made is engaged in the Line of Business, and (iv) immediately after giving effect to each such Unconsolidated Investment, the Permitted Transaction Amount (x) for the fiscal year in which such Investment is made shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation;

          (F) Acquisitions permitted by Section 8.5; and

     (G) Guarantees permitted by Section 8.1 and Secured Hedging Agreements permitted by Section 8.8.

     8.5. ACQUISITIONS

          The Borrower shall not, and shall not permit any Subsidiary to, at any time, make any purchase or other acquisition (including by way of a dividend received or otherwise and whether in a single transaction or in a series of related transactions) of (i) any assets of any other Person that, taken together, constitute a business unit, (ii) any Capital Stock of any other
Person if, immediately thereafter, such other Person would be a Subsidiary of the Borrower, (iii) any assets of any other Person otherwise not in the ordinary course of business, (iv) enter into any binding agreement to perform any transaction described in clauses (i), (ii) or (iii) above which is not contingent on obtaining the consent of the Required Lenders (each transaction described in clauses (i), (ii), (iii) and (iv) above being referred to as an "ACQUISITION"), or (v) make any deposit in connection with any potential Acquisition, except:

          (H) Acquisitions of Investments permitted by Section 8.4;

          (I) Acquisitions by the Borrower or any Subsidiary from any other Subsidiary and Acquisitions by any Subsidiary from the Borrower or any other
Subsidiary, provided that, immediately after giving effect to any Acquisition between a Loan Party, as purchaser, and a Non-Guarantor Subsidiary, as seller, the Permitted Transaction Amount (x) for the fiscal year in which such Acquisition is made shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation; and

          (J) other Acquisitions, provided that immediately after giving effect thereto, the Permitted Transaction Amount (x) for the fiscal year in which such Acquisition is made shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation, provided further that:

              (A) immediately before or after giving effect to each such Acquisition, no Default shall or would exist, and immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made,

              (B) the Person or business acquired is engaged in the Line of Business,

              (C) the Borrower or Subsidiary Guarantor making the Acquisition shall have complied with the provisions of Sections 7.9, 7.10, and 7.11 (if and to the extent applicable), and

              (D) the Borrower shall have delivered to the Administrative Agent and each Credit Party (1) notice thereof not less than ten days prior to the consummation of such Acquisition, and (2) a certificate of a Financial Officer thereof, in all respects reasonably satisfactory to the Administrative Agent and dated the date of such consummation, certifying that no Default has occurred and is continuing, and setting forth reasonably detailed calculations demonstrating compliance with Section
      8.16 on a pro-forma basis (after giving effect to such Acquisition and based on the most recent financial statements delivered pursuant to
      Section 7.1) and such other information, documents and other items as the Administrative Agent or such Credit Party shall have reasonably requested.

      8.6. DISPOSITIONS

           The Borrower shall not, and shall not permit any Subsidiary to, sell, assign, lease, transfer or otherwise dispose of any property or assets, except:

           (A) (i) sales of Inventory in the ordinary course of business, (ii) sales or other dispositions of Unconsolidated Investments, (iii) sales, assignments, transfers or other dispositions of any property or assets that, in the reasonable opinion of the Borrower or such Subsidiary, as the case may be, are obsolete or no longer useful in the conduct of its business, and (iv) sales or other dispositions of Cash Equivalents;

          (B) sales, assignments, transfers or other dispositions of any property or assets by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary, provided that, immediately after giving effect to any such transaction between a Loan Party and a Non-Guarantor Subsidiary, the Permitted Transaction Amount (x) for the fiscal year in which such sale, assignment, transfer or other disposition occurs shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation; and

          (C) sales, assignments, leases, transfers or other dispositions not otherwise described in this Section 8.6 (each a "DISPOSITION"), provided that,
(i) immediately before and after giving effect to each such Disposition, no Default shall or would exist, (ii) 75% of the total consideration received or to be received therefor by the Borrower or any Subsidiary shall be payable in cash or Cash Equivalents on or before the closing thereof and shall not be less than the fair market value thereof as reasonably determined by the Managing Person of the Borrower or such Subsidiary, as the case may be, and (iii) the Administrative Agent and the Lenders shall have received (A) written notice thereof not less than ten Business Days prior to each such Disposition, (B) a certificate in respect thereof signed by a duly authorized officer of the Borrower identifying the property or other asset subject to such Disposition, together with estimates of items to be deducted therefrom in arriving at the Net Cash Proceeds thereof, and (C) for any Disposition involving proceeds in excess of $5,000,000, a certificate signed by a duly authorized officer of the Borrower certifying that the consideration received or to be received by the Borrower or such Subsidiary, as the case may be, for such property has been determined by the Managing Person thereof to be not less than the fair market value of such property and certifying as to the total consideration to be paid in respect of such Disposition.

     8.7. RESTRICTED PAYMENTS

          The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make any dividend or other distribution, direct or indirect, on account of any Capital Stock issued by such Person now or hereafter outstanding (other than a dividend payable solely in shares or other units of such Capital Stock to the holders of such shares or other units) or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of its Capital Stock now or hereafter outstanding (collectively, "RESTRICTED PAYMENTS"), except:

           (A) Restricted Payments made by any Subsidiary to the Borrower or any Subsidiary Guarantor;

           (B) repurchases by the Borrower of shares of its Capital Stock pursuant to the Anixter Repurchase Agreement for an amount not in excess of $64,000,000, provided that (i) immediately before and after giving effect thereto, no Default shall or would exist and (ii) such repurchase is effected with the proceeds of (x) the Subordinated Notes not used on the issuance thereof to repay the Borrower's Indebtedness under its then existing credit facility or prepay Revolving Loans and (y) Revolving Loans in an aggregate amount not in excess of the an amount equal to $64,000,000 minus the amount determined under clause (ii)(x) above; and

           (C) other Restricted Payments made by the Borrower or any Subsidiary, provided that, (i) immediately before and after giving effect thereto, no Default shall or would exist, and (ii) immediately after giving effect to any such Restricted Payment the Permitted Transaction Amount (x) for the fiscal year in which such Restricted Payment is made shall not exceed the Permitted Transaction Annual Limitation, and (y) for the period from the Effective Date through the Maturity Date shall not exceed the Permitted Transaction Aggregate Limitation.

     8.8.  HEDGING AGREEMENTS

           The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Agreements, other than Hedging Agreements in a notional principal amount not in excess of the then Aggregate Revolving Commitment entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

     8.9.  SALE AND LEASE-BACK TRANSACTIONS

           The Borrower shall not, and shall not permit any Subsidiary to, enter into an arrangement with any Person or group of Persons providing for the renting or leasing by the Borrower or any Subsidiary of any property or asset which has been or is to be sold or transferred by the Borrower or any Subsidiary to any such Person (a "SALE AND LEASEBACK TRANSACTION") except to the extent permitted by Section 8.1(f).

     8.10. LINES OF BUSINESS

           The Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than the Line of Business.

     8.11. TRANSACTIONS WITH AFFILIATES

           The Borrower shall not, and shall not permit any Subsidiary to, become a party to any transaction with an Affiliate, unless the Borrower's or such Subsidiary's Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate.

     8.12. AMENDMENTS, ETC. OF CERTAIN AGREEMENTS

           The Borrower shall not, and shall not permit any Subsidiary to, enter into or agree to any amendment, modification or waiver of any term or condition of any of the Material Agreements or the Arris Loan Documents in any way which could reasonably be expected to have a Material Adverse effect.

     8.13. USE OF PROCEEDS

           The Borrower shall not use the proceeds of the Extensions of Credit for any purpose other than to (i) pay all of the Fees due hereunder, (ii) pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents, (iii) finance working capital not inconsistent with the provisions hereof, (iv) finance Capital Expenditures, (v) repurchase shares of its Capital Stock pursuant to the Anixter Repurchase Agreement so long as such shares are retired and the Administrative Agent shall have received a certificate of a Financial Officer to such effect, and (vi) to make Acquisitions and Investments permitted hereby provided, however, that no part of such proceeds will be used, directly or indirectly, for a purpose which violates any law, including the provisions of Regulation T, U or X.

     8.14. RESTRICTIVE AGREEMENTS

           The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower, provided that the foregoing shall not apply to restrictions and conditions imposed by applicable law or by this Agreement.

     8.15. PREPAYMENTS OF INDEBTEDNESS; PAYMENTS OF SUBORDINATED INDEBTEDNESS

           The Borrower shall not, and shall not permit any Subsidiary to (i) prepay or obligate itself to prepay, in whole or in part, any Indebtedness (other than Indebtedness under the Loan Documents) or (ii) make any payment in respect of principal of, or premium or interest on, or purchase, voluntarily redeem or otherwise retire, or make any payment in respect of all or any part of the Subordinated Notes except subject to the applicable subordination provisions thereof.

     8.16. FINANCIAL COVENANTS

           (A) FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than the ratio set forth below with respect to the applicable period set forth below:

              Effective Date through
              December 30, 1998          1.00:1.00

              December 31, 1998 through
              December 30, 1999          1.50:1.00

              December 31, 1999 through
              December 30, 2000          2.00:1.00


              December 31, 2000 and
              thereafter                 2.50:1.00.

           (B) MINIMUM NET WORTH. The Borrower shall maintain as of the last day of each fiscal quarter, Net Worth in an amount not less than the sum of (i) $215,000,000, plus (ii) 50% of the Borrower's consolidated net income (if positive) for each fiscal year beginning with the fiscal year ending December 31, 1998 to such date of determination plus (iii) any increase to Net Worth resulting from any Equity Issuance by the Borrower.

           (C) RATIO OF TOTAL DEBT TO CAPITAL. The Borrower shall maintain at all times a ratio of (i) Total Debt to (ii) the sum of (x) Total Debt and
(y) Net Worth of not greater than 0.45:1.00.

           (D) CAPITAL EXPENDITURES. The Borrower shall not make any Capital Expenditures (or incur any obligation to make any Capital Expenditure) or permit any Subsidiary to do so, in any fiscal year in an aggregate amount in excess of $12,500,000. Up to $2,500,000 of Capital Expenditures permitted for a fiscal year may, to the extent not expended in such fiscal year, be carried over and expended only in the immediately succeeding fiscal year.

     8.17. DESIGNATED SENIOR INDEBTEDNESS

           The Borrower shall not designate any Indebtedness as "Designated Senior Indebtedness" as defined in the Subordinated Indenture.

     8.18. EQUITY ISSUANCES

           The Borrower shall not permit any Subsidiary to issue Capital Stock.

ARTICLE 9. DEFAULTS

     9.1.  EVENTS OF DEFAULT

           The following shall each constitute an "EVENT OF DEFAULT" hereunder:

               (A) the failure of the Borrower to make (i) any payment of principal on any Revolving Loan or in respect of any Reimbursement Obligation, when due and payable; or (ii) any deposit into the Cash Collateral Account when required hereby; or

               (B) the failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

               (C) the failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.3(i), 7.7(i)-(v), 7.9, 7.10, 7.11, 7.14 or Article 8; or

               (D) the failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party and such failure shall have continued unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof;
      or

               (E) any representation or warranty made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

           (F) (i) the occurrence of an Event of Default under, and as such term is defined in, the Subordinated Indenture, or (ii) the failure of any Loan Party to make any payment (whether of principal or interest and regardless of amount) in respect of Material Liabilities when due or within any grace period for the payment thereof; or

           (G) any event or condition occurs that results in any Material Liability becoming or being declared to be due and payable prior to the scheduled maturity thereof, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Liability or any trustee or agent on its or their behalf to cause any Material Liability to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to the scheduled maturity thereof (in each case after giving effect to any applicable grace period); or

           (H) any Loan Party shall (i) suspend or discontinue its business (except to the extent permitted by Section 7.3), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy,
      (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower, such Subsidiary or such other Loan Party; or

           (I) an (i) order or decree is entered by a court having jurisdiction
      (A) adjudging any Loan Party bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Loan Party under the bankruptcy or insolvency laws of any jurisdiction, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or of any substantial part of the property of any thereof, or (D) ordering the winding up or liquidation of the affairs of any Loan Party, and any such decree or order continues unstayed and in effect for a period of 45 days or (ii) order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction or any other; or

               (J) judgments or decrees against the Borrower or any Subsidiary aggregating in excess of $500,000 (unless adequately insured by a solvent unaffiliated insurance company which has acknowledged coverage) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

               (K) any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

               (L) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on, and security interest in, any Collateral, with the priority required by the applicable Security Document, except as a result of a Disposition thereof to the extent permitted under the Loan Documents; or

               (M) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,000,000 for all period; or

               (N) the occurrence of a Change of Control.

      9.2. CONTRACT REMEDIES

           (A) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

                  (I)  in the case of an Event of Default specified in
      Section 9.1(h) or 9.1(i), without declaration or notice to the Borrower, all of the Commitments shall immediately and automatically terminate, and the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

                  (II) in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and/or declare the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, (i) the Administrative Agent (A) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes and the Reimbursement Obligations by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents and (ii) the Borrower shall deposit in the Cash Collateral Account, Cash Collateral in an amount equal to the Letter of Credit Exposure after giving effect to all payments required under this Section 9.2(a). Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

      (B) In the event that all of the Commitments shall have been terminated or the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, any funds received by any Credit Party from or on behalf of the Borrower (except funds received by any Lender as a result of a purchase from any other Lender pursuant to Section 2.6(c)) shall be remitted to, and applied by, the Administrative Agent in the following manner and order:

           (I) first, to the payment of interest on, and then the principal portion of, any Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Loan Party;

           (II) second, to reimburse the Agents, the Issuer and the Lenders, in that order, for any expenses due from the Borrower pursuant to the provisions of Section 11.4,

           (III) third, to the payment of interest on, and then the principal portion of, the Reimbursement Obligations,

           (IV) fourth, to the payment of the Fees, pro rata according to the Fees due and owing the Administrative Agent, the Issuer and the Lenders,

           (V) fifth, to the payment of any other fees, expenses or other amounts

      (other than the principal of and interest on the Revolving Loans) payable by the Loan Parties to the Credit Parties under the Loan Documents,

           (VI) sixth, to the payment, pro rata according to the Total Percentage of each Lender, of interest due on the Revolving Loans,

           (VII) seventh, to the payment to the Lenders of, and on a pro rata basis in accordance with, the unpaid principal amount of the Revolving Loans and each amount then due and payable under each Secured Hedging Agreement, and

           (VIII) eighth, any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.


ARTICLE 10. THE AGENTS

      10.1. APPOINTMENT

            Each of the Lenders hereby irrevocably appoints BNY as the Administrative Agent and Bank of America as the Collateral Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

      10.2. INDIVIDUAL CAPACITY

            Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary, or any Affiliate of the Borrower as if it were not an Agent hereunder.

      10.3. EXCULPATORY PROVISIONS

            Neither Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing,
(1) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (2) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary under the circumstances as provided in
Section 11.1), (3) except as expressly set forth herein, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity and (4) the sole responsibility of the Collateral Agent shall be to conduct collateral audits and monitor the Borrowing Base Amount. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 11.1) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or another Credit Party and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreements, instrument or document, or (v) the satisfaction of any condition set forth in Articles 5 or 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

     10.4. RELIANCE BY AGENTS

           Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Credit Parties.

     10.5. DELEGATION

           Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent, provided that no such delegation shall serve as a release of such Agent or waiver by the Borrower of any rights hereunder. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

     10.6. RESIGNATION; SUCCESSOR AGENTS

           Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.6, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon resignation of Bank of America as Collateral Agent, the Person then serving as Administrative Agent shall become the Collateral Agent. Upon any resignation of the Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or permitted to be taken by any of them while it was acting as an Agent.

     10.7. NON-RELIANCE ON OTHER CREDIT PARTIES; CREDIT DECISION

           (A) Each Credit Party acknowledges that it has, independently and without reliance upon either Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon either Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

           (B) Each Credit Party acknowledges that neither of the Agents nor any of their respective Related Persons, has made any representation or warranty to it, and that no act by either Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by either Agent or any of their respective Related Persons, to any other Credit Party.

            (C) Except for notices, reports and other documents expressly herein required to be furnished to the Credit Parties by either Agent, neither Agent shall have any duty or responsibility to provide any other Credit Party concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of either of the Agents or their respective
Related Persons.

ARTICLE 11. OTHER PROVISIONS

      11.1. AMENDMENTS AND WAIVERS

            (A) No failure to exercise and no delay in exercising, on the part of any Credit Party, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Extension of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

            (B) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Administrative Agent and the appropriate parties to the Loan Documents (other than the other Credit Parties) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Administrative Agent on behalf of the other Credit Parties, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

                (I) increase the Revolving Commitment of any Lender, without such Lender's consent;

           (II) unless agreed to by each Credit Party affected thereby, (A) reduce the principal amount of any Extension of Credit, or reduce the rate of interest thereon, or reduce any fees or other obligations payable under the Loan Documents, (B) extend any date (including the Revolving Loan Maturity Date) fixed for the payment of any principal of or interest on any Extension of Credit, any fees, or any other obligation payable under the Loan Documents or (C) extend the expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date;

           (III) unless agreed to by all of the Lenders, (A) increase the Aggregate Revolving Commitment, (B) change the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) change Section 2.6 in a manner that would alter the pro rata sharing of payments required thereby, (D) consent to any assignment or delegation by any Loan Party of any of its rights or obligations under any Loan Document, (E) release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee (except as expressly provided herein or as a result of the termination of the existence of such Subsidiary Guarantor in a transaction permitted by Sections 8.3, 8.4 or 8.6), or (F) release any of the Collateral from the Liens of the Security Documents (except as may be expressly permitted thereunder or in connection with a transaction permitted by Sections 8.3, 8.4 or 8.6); and

           (IV) unless agreed to by all of the Lenders and by each party to a Secured Hedging Agreement which is no longer a Lender, (A) release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee (except as expressly provided herein or as a result of the termination of the existence of such Subsidiary Guarantor in a transaction permitted by Sections 8.3, 8.4 or 8.6), or (B) release any of the Collateral from the Liens of the Security Documents (except as may be expressly permitted thereunder or in connection with a transaction permitted by Sections 8.3,
      8.4 or 8.6); and

           (V) unless agreed to by an Agent or the Issuer, amend, modify or otherwise affect the rights or duties of such Agent or the Issuer, respectively, under the Loan Documents.

         Any such amendment, supplement, modification, waiver or consent shall apply equally to each Credit Party and shall be binding upon each Credit Party and each Loan Party to the applicable Loan Document, and upon all future holders of the Notes and the Reimbursement Obligations. In the case of any waiver, the Credit Parties and each Loan Party to the applicable Loan

Document shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon.

     11.2. NOTICES

           All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, or when deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, to the last address (including telephone and facsimile numbers) for such party specified by such party in a written notice delivered to the Administrative Agent and the Borrower or, if no such written notice was so delivered, as follows:

           (A) in the case of any Loan Party, to such Loan Party c/o ANTEC Corporation, 5720 Peachtree Parkway, N.W., Norcross, GA 30092, Attention:
     Lawrence A. Margolis, Executive Vice President, Telephone: (770) 441-0007,
     Telecopy: (770) 441-2477;

           (B) in the case of the Administrative Agent, to The Bank of New York, Agency Function Administration, One Wall Street, 18th Floor, New York, NY 10286; Attention: LaRue Brathwaite, Telephone: (212) 635-6986, Facsimile (212) 635-6365 or 6366 or 6367; with a copy to: The Bank of New York, One Wall Street, 19th Floor, New York, NY 10286, Attention: John C. Lambert, Telephone: (212) 635-8204, Facsimile (212) 635-1208;

           (C) in the case of the Collateral Agent, to Bank of America National Trust and Savings Association, 231 South LaSalle Street, 5th Floor, Chicago, Illinois 60697, Attention: Christine Tierney, Telephone: (312) 828-6316, Facsimile: (312) 828-1974;

           (D) in the case of the Issuer, to The First National Bank of Chicago, One First National Plaza, Suite 0324, Chicago, Illinois 60670,
     Attention: Judy Cornwell, Telephone: (312) 732-6274, Facsimile: (312) 732-5296; and

           (E) in the case of a Lender, at its address set forth on its signature page hereto or, in the Assignment or Acceptance Agreement or other instrument pursuant to which it became a Lender;

provided, however, that any notice, request or demand by the Borrower pursuant to Sections 2.2, 2.3, 2.4, 2.5 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

     11.3. SURVIVAL

           All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Extensions of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

     11.4. EXPENSES; INDEMNITY

           (A) The Borrower agrees, on demand therefor and whether any Extension of Credit is made (i) to pay or reimburse each of the Agents, the Issuer and their respective Related Parties for all reasonable out-of-pocket expenses incurred thereby, including the reasonable fees, charges and disbursements of counsel, in connection with the development, preparation, execution, syndication and administration of, the Loan Documents (including any amendment, supplement or other modification thereto (whether or not executed or effective)), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, (ii) to pay or reimburse the Collateral Agent for all reasonable out-of-pocket expenses incurred in connection with the collateral audits, and (iii) to pay or reimburse each Credit Party for all of its costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (A) the protection or enforcement of its rights under the Loan Documents, including any related collection proceedings and any negotiation, restructuring or "work-out", and
(B) the enforcement of this Section.

           (B) The Borrower shall, on demand therefor, indemnify each Credit Party and each of their respective Related Parties (each, an "INDEMNIFIED PERSON") against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel, incurred by or asserted against any Indemnified Person in connection with or in any way arising out of any Loan Document, any other Transaction Document or any Transaction, including as a result of (i) any breach by the Borrower of the terms of any Loan Document, the use of proceeds of any Extension of Credit or any action or failure to act on the part of the Borrower, (ii) the consummation or proposed consummation of the Transactions or any other transactions contemplated hereby,
(iii) any Extension of Credit or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability in respect of any Environmental Law related in any way to the Borrower or any of its Subsidiaries,

(v) any action or failure to act on the part of the Borrower or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (collectively, the "INDEMNIFIED LIABILITIES"), provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnified Person.

           (C) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any of its Affiliates under subsections (a) or (b) of this Section 11.4, each Lender severally agrees, on demand therefor, to pay to the Administrative Agent such Lender's Total Percentage of such amount (determined as of the time that the applicable unreimbursed expense or Indemnified Liability is sought).

           (D) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any Extension of Credit or the use of the proceeds thereof.

     11.5. SUCCESSORS AND ASSIGNS

           (A) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any such attempted assignment or transfer without such consent shall be null and void).

           (B) Each Lender may assign all or a portion of its rights and obligations under the Loan Documents to (i) any Subsidiary or Affiliate of such Lender, (ii) any other Lender, or (iii) with the consent of the Borrower, the Administrative Agent and the Issuer (which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower's consent, shall not be required during the continuance of an Event of Default), to any other Eligible Institution, provided that:

               (A) each such assignment shall be of a constant, and not a varying, percentage of all of the assignor Lender's rights and obligations under the Loan Documents;

               (B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; and

                    (C) the assignor and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent and, if the assignee is not then a Lender and is a Foreign Credit Party, the documents required by Section 3.7(c).

Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement together with the assignment fee therefor and the consents required to such assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall, unless already a Lender, become a party hereto and shall, for all purposes of the Loan Documents, be deemed a "Lender" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Borrower agrees that, if requested, in connection with each such assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent or such assignee a Note, each payable to the order of such assignee and dated the Effective Date. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

       (C) Each Lender may grant participations in all or any part of its rights and obligations under the Loan Documents to one or more Eligible Institutions, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents,
(iv) the granting of such participation does not require that any additional loss, cost or expense be borne by the Borrower at any time, and (v) the voting rights of any holder of any participation shall be limited to decisions that in accordance with Section 11.1 require the consent of all of the Lenders.

       (D) Subject to subsection (e) below, any Lender may at any time assign all or any portion of its rights under any Loan Document to any Federal Reserve Bank.

           (E) Except to the extent of any assignment pursuant to subsection (b) above, no Lender shall be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its rights and obligations under the Loan Documents.

     11.6. COUNTERPARTS; INTEGRATION

           Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements between the Borrower and a Credit Party with respect to fees embody the entire agreement and understanding among the Loan Parties and the Credit Parties with respect to the subject matter thereof and supersede all prior agreements and understandings among the Loan Parties and the Credit Parties with respect to the subject matter thereof.

     11.7. SEVERABILITY

           Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

     11.8. GOVERNING LAW

           THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     11.9. JURISDICTION; SERVICE OF PROCESS

           Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Loan Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a Credit Party may otherwise have to bring any action or proceeding relating to Loan Documents against the Borrower or its properties in the courts of any jurisdiction. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by law.

     11.10. WAIVER OF TRIAL BY JURY

            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

     11.11. CONSENT OF BANK OF AMERICA AS COUNTERPARTY TO EXISTING HEDGING AGREEMENT

            By signing below, Bank of America consents to the termination of the Terminating Bank Debt, the release of the guarantees and all Liens thereunder and agrees that the Existing Hedging Agreement to which it is a party shall be considered a Secured Hedging Agreement under the Loan Documents.


ARTICLE 12. SUBSIDIARY GUARANTEE

            The Subsidiary Guarantors agree that, so long as any Commitment is in effect and until the principal of, and interest on, each Revolving Loan, all Reimbursement Obligations, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

     12.1.  GUARANTEE

     (A) Subject to Section 12.1(b), each Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations. The agreements of each Subsidiary Guarantor under this Article 12 constitute a guarantee of payment, and no Credit Party shall have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Agreement. The Administrative Agent may, at its option, proceed against the Subsidiary Guarantors, or any one or more of them, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Borrower or any other Person, and without first resorting to any other rights or remedies, as the Administrative Agent may deem advisable. In furtherance hereof, if any Credit Party is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Borrower Obligation in accordance with its terms, such Credit Party shall be entitled to receive hereunder from the Subsidiary Guarantors after demand therefor, the sums that would have been otherwise due had such collection or enforcement not been prevented or hindered.

     (B) Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations of each Subsidiary Guarantor hereunder shall not, as of any date of determination, exceed the lesser of (i) the greatest amount that is valid and enforceable against such Subsidiary Guarantor under principles of New York State contract law, and (ii) the greatest amount that would not render such Subsidiary Guarantor's liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liability (A) in respect of intercompany indebtedness to the Borrower or any affiliate or subsidiary of the Borrower, to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder, and (B) under any guarantee of (1) senior unsecured indebtedness, or (2) indebtedness subordinated in right of payment to any Borrower Obligation, in either case that contains a limitation as to maximum liability similar to that set forth in this Section 12.1(b) and pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum liability) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer
Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to applicable law or any agreement providing for an equitable allocation among such Subsidiary Guarantor and other affiliates or subsidiaries of the Borrower of obligations arising under guarantees by such parties.

     (C) Each Subsidiary Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum aggregate amount of the obligations of such

Subsidiary Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of any Credit Party hereunder.

     12.2. ABSOLUTE OBLIGATION

           Subject to Section 12.5(c), no Subsidiary Guarantor shall be released from liability hereunder unless and until the Commitments have terminated and either (i) the Borrower shall have paid in full the outstanding principal balance of the Revolving Loans, together with all accrued and unpaid interest thereon, and all other amounts then due and owing under the Loan Documents, or (ii) the Guarantor Obligations of such Subsidiary Guarantor shall have been paid in full in cash. Each Subsidiary Guarantor acknowledges and agrees that (a) no Credit Party has made any representation or warranty to such Subsidiary Guarantor with respect to the Borrower, any of its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (b) such Subsidiary Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (B) the preference or priority ranking with respect to any of the Borrower Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by any Credit Party to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (E) the existence or exercise of any right of set- off by any Credit Party, (F) the existence, validity or enforceability of any other guarantee with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the Borrower Obligations, or the release of any such Person or any other guarantor of any of the Borrower Obligations, (G) any act or omission of any Credit Party in connection with the administration of any Loan Document or any of the Borrower Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower Obligations, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (J) any law, regulation or decree now or hereafter in effect that might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or that might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Borrower's obligations and liabilities

(including the Borrower Obligations), (K) the merger or consolidation of the Borrower into or with any Person, (L) the sale by the Borrower of all or any part of its assets, (M) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to any Credit Party, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance that might otherwise constitute a defense available to or a discharge of the Borrower in respect of its obligations or liabilities (including the Borrower Obligations) or of such Subsidiary Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

     12.3. REPAYMENT IN BANKRUPTCY, ETC.

           If, at any time or times subsequent to the payment of all or any part of the Borrower Obligations or the Guarantor Obligations, any Credit Party shall be required to repay any amounts previously paid by or on behalf of the Borrower or any Subsidiary Guarantor in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Subsidiary Guarantors unconditionally agree to pay to the Administrative Agent, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by such Credit Party to the date of payment to the Administrative Agent at the applicable after-maturity rate set forth in Section 3.1(b).

     12.4. ADDITIONAL SUBSIDIARY GUARANTORS

           Upon the execution and delivery to the Administrative Agent of a Guarantee Supplement by any Person, appropriately acknowledged, such Person shall be a Subsidiary Guarantor.

     12.5. MISCELLANEOUS

           (A) Each Subsidiary Guarantor agrees that any statement of account with respect to the Borrower Obligations from any Credit Party that binds the Borrower shall also be binding upon such Subsidiary Guarantor, and that copies of said statements of account maintained in the regular course of such Credit Party's business may be used in evidence against such Subsidiary Guarantor in order to establish its Guarantor Obligations.

           (B) Subject to the limitations set forth in Section 12.1(b), the Guarantor Obligations shall be joint and several.

           (C) Notwithstanding anything to the contrary contained herein, on and as of the date of any merger, consolidation, Acquisition or Disposition permitted by Section 8.3, 8.5 or 8.6, as the case may be, that shall result in any Subsidiary Guarantor ceasing to be a Subsidiary, such

Subsidiary Guarantor shall, without the consent of any Credit Party, cease to be a Subsidiary Guarantor and shall have no further liability hereunder.

       IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guarantee Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       ANTEC CORPORATION



                                       By:
                                          ----------------------------------
                                       Name: Randall L. Talcott
                                       Title: Treasurer


                                       ANTEC LATIN AMERICA, INC.
                                       ANTEC DIGITAL VIDEO INC.
                                       ELECTRONIC CONNECTOR
                                         CORPORATION OF ILLINOIS
                                       ELECTRONIC SYSTEM PRODUCTS INC.
                                       ENGINEERING TECHNOLOGIES GROUP INC.
                                       ITEL HOLDINGS, INC.
                                       KEPTEL, INC.
                                       REGAL TECHNOLOGIES, LTD.
                                       POWER GUARD, INC.
                                       COMFAB TECHNOLOGIES, INC.
                                       BENEFIT CONNECTIONS, INC.
                                       ANTEC INTERNATIONAL HOLDINGS INC.
                                       ANTEC PACIFIC INC.
                                       ANTEC SPAIN INC.
                                       SCIENTIFIC-ATLANTA LA VENTURE, INC.
                                       TEXSCAN CORPORATION

                                       AS TO EACH OF THE FOREGOING

                                       By:
                                          ----------------------------------
                                       Name: Randall L. Talcott
                                       Title: Treasurer

                                      ANIXTER CATV INDUSTRIES
                                      MSO SUPPLY COMPANY
                                      TSX CORPORATION
                                      TEXSCAN MSI CORPORATION
                                      TEXSCAN TRADING COMPANY

                                      AS TO EACH OF THE FOREGOING


                                      By:
                                         --------------------------------
                                      Name: Randall L. Talcott
                                      Title: Chief Financial Officer

               ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT


                                      THE BANK OF NEW YORK,
                                      as Administrative Agent



                                      By:
                                      Name: John C. Lambert
                                      Title: Vice President


                                      Address for Notices

                                      The Bank of New York
                                      Agency Function Administration
                                      One Wall Street
                                      18th Floor
                                      New York, NY 10286
                                      Attention: LaRue Brathwaite
                                      Telephone: (212) 635-6986
                                      Facsimile: (212) 635-6365 or 6366
                                                 or 6367

                                      with a copy to:

                                      The Bank of New York
                                      One Wall Street
                                      19th Floor
                                      New York, NY 10286
                                      Attention: John C. Lambert
                                      Telephone: (212) 635-8204
                                      Facsimile: (212) 635-1208;

                ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT


                                      THE BANK OF NEW YORK COMPANY, INC.



                                       By:
                                          -----------------------------------
                                       Name:
                                       Title:


                                       Commitment: $22,500,000

                                       Address for Notices

                                       The Bank of New York Company, Inc.
                                       c/o The Bank of New York
                                       The Bank of New York
                                       Agency Function Administration
                                       One Wall Street
                                       18th Floor
                                       New York, NY 10286
                                       Attention: LaRue Brathwaite
                                       Telephone: (212) 635-6986
                                       Facsimile: (212) 635-6365 or 6366
                                                        or 6367

                                       with a copy to:

                                      The Bank of New York
                                      One Wall Street
                                      19th Floor
                                      New York, NY 10286
                                      Attention: John C. Lambert
                                      Telephone: (212) 635-8204
                                      Facsimile: (212) 635-1208

                ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT



                                      BANK OF AMERICA NATIONAL TRUST AND
                                      SAVINGS ASSOCIATION



                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      BANK OF AMERICA NATIONAL TRUST AND
                                      SAVINGS ASSOCIATION, as
                                      Collateral Agent



                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      Commitment: $22,500,000


                                      Address for Notices

                                      Bank of America National Trust
                                      and Savings Association
                                      231 South LaSalle Street
                                      5th Floor
                                      Chicago, Illinois 60697
                                      Attention: Christine Tierney
                                      Telephone: (312) 828-6316
                                      Facsimile: (312) 828-1974

               ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT



                                      THE FIRST NATIONAL BANK OF CHICAGO,
                                      Individually and as Issuer




                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      Commitment: $20,000,000

                                      Address for Notices

                                      The First National Bank of Chicago
                                      One First National Plaza
                                      Suite 0324
                                      Chicago, Illinois 60670
                                      Attention: Judy Cornwell
                                      Telephone: (312) 732-6274
                                      Facsimile: (312) 732-5296

               ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT



                                      WACHOVIA BANK, N.A.



                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      Commitment: $10,000,000

                                      Address for Notices

                                      Wachovia Bank, N.A.
                                      191 Peachtree Street, N.E.
                                      29th Floor
                                      Atlanta, Georgia 30303
                                      Attention: J. Timothy Toler
                                      Telephone: (404) 332-6563
                                      Facsimile: (404) 332-5016

                ANTEC CORPORATION CREDIT AND GUARANTEE AGREEMENT



                                      CREDIT AGRICOLE INDOSUEZ



                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      By:
                                         ------------------------------------
                                      Name:
                                      Title:


                                      Commitment: $10,000,000

                                      Address for Notices

                                      Credit Agricole Indosuez
                                      600 Travis Street
                                      Suite 2340
                                      Houston, Texas 77002
                                      Attention: Ken Coulter
                                      Telephone: (713) 223-7005
                                      Facsimile: (713) 223-7029